UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
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INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
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SAGA COMMUNICATIONS, INC.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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SAGA COMMUNICATIONS, INC.

73 Kercheval Avenue
Grosse Pointe Farms, Michigan 48236

NOTICE OF ANNUAL MEETING
May 10, 2010

To the Stockholders of
Saga Communications, Inc.

Notice is hereby given that the Annual Meeting of the Stockholders of Saga Communications, Inc. will be held at the Georgian Inn, 31327 Gratiot, Roseville, Michigan, on Monday, May 10, 2010, at 10:00 a.m., Eastern Daylight Time, for the following purposes:

(1) To elect directors for the ensuing year and until their successors are elected and qualified;

(2) To approve the Amended and Restated Saga Communications, Inc. 2005 Incentive Compensation Plan and the performance goals thereunder;

(3) To re-approve the Chief Executive Officer Annual Incentive Plan;

(4) To ratify the appointment of Ernst & Young LLP to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2010; and

(5) To transact such other business as may properly come before the Meeting or any adjournment thereof.

Stockholders of record on March 31, 2010 will be entitled to notice of and to vote at this Meeting. You are invited to attend the Meeting. Whether or not you plan to attend in person, you are urged to sign and return immediately the enclosed proxy in the envelope provided. No postage is required if the envelope is mailed in the United States. The proxy is revocable and will not affect your right to vote in person if you are a stockholder of record and attend the Meeting.

By Order of the Board of Directors,

MARCIA LOBAITO
Secretary

April 20, 2010

Please complete, sign and date the enclosed proxy and mail it as promptly as possible. If you attend the Meeting and vote in person, the proxy will not be used.

Important Notice Regarding the Availability of Proxy Materials for Annual Meeting of Stockholders to Be Held on May 10, 2010.

This proxy statement and our 2009 Annual Report are available at https://materials.proxyvote.com/786598.

You may obtain directions to the Annual Meeting by sending a written request to Saga Communications, Inc., Attention: Chief Financial Officer, 73 Kercheval Avenue, Grosse Pointe Farms, Michigan 48236.

SAGA COMMUNICATIONS, INC.

73 Kercheval Avenue
Grosse Pointe Farms, Michigan 48236

PROXY STATEMENT

Annual Meeting of Stockholders
May 10, 2010

INTRODUCTION

This proxy statement is furnished in connection with the solicitation of proxies by Saga Communications, Inc. (the “Company”) on behalf of the Board of Directors to be used at the Annual Meeting of Stockholders to be held on May 10, 2010, and at any adjournment thereof, for the purposes set forth in the accompanying notice of such Meeting. All stockholders of record of our Class A Common Stock and Class B Common Stock (collectively, the “Common Stock”) at the close of business on March 31, 2010, will be entitled to vote. The stock transfer books will not be closed. This proxy statement and the accompanying proxy card were first mailed to stockholders on or about April 20, 2010.

Stockholders attending the Meeting may vote by ballot. However, since many stockholders may be unable to attend the Meeting, the Board of Directors is soliciting proxies so that each stockholder at the close of business on the record date has the opportunity to vote on the proposals to be considered at the Meeting.

Registered stockholders can simplify their voting and save us expense by voting by telephone or by the Internet. Telephone and Internet voting information is on the proxy card. Stockholders not voting by telephone or Internet may return the proxy card. Stockholders holding shares through a bank or broker should follow the voting instructions on the form they receive from the bank or broker. The availability of telephone and Internet voting will depend on the bank’s or broker’s voting process.

Any stockholder giving a proxy has the power to revoke it at any time before it is exercised by filing a later-dated proxy with us, by attending the Meeting and voting in person, or by notifying us of the revocation in writing to our Chief Financial Officer at 73 Kercheval Avenue, Grosse Pointe Farms, Michigan 48236. Proxies received in time for the voting and not revoked will be voted at the Annual Meeting in accordance with the directions of the stockholder. Any proxy which fails to specify a choice with respect to any matter to be acted upon will be voted “FOR” the election of each nominee for director (Proposal 1), “FOR” the adoption of the Amended and Restated Saga Communications, Inc. 2005 Incentive Compensation Plan (Proposal 2), “FOR” the re-approval of the Chief Executive Officer Annual Incentive Plan (Proposal 3), and “FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2010 (Proposal 4).

The holders of a majority of the issued and outstanding shares of Common Stock entitled to vote, voting as a single class with each share of Class A Common Stock entitled to one vote and each share of Class B Common Stock entitled to ten votes, present in person or represented by proxy, will constitute a quorum for the transaction of business. In the absence of a quorum, the Annual Meeting may be postponed from time to time until stockholders holding the requisite amount are present or represented by proxy.

As of March 31, 2010, we had outstanding and entitled to vote 3,660,353 shares of Class A Common Stock and 598,643 shares of Class B Common Stock.

In the election of directors, the holders of Class A Common Stock, voting as a separate class with each share of Class A Common Stock entitled to one vote per share, elect twenty-five percent, or two, of our directors. The holders of the Common Stock, voting as a single class with each share of Class A Common Stock entitled to one vote and each share of Class B Common Stock entitled to ten votes, elect the remaining four directors. For Proposals 2, 3 and 4, and any other matters to be voted on at the Meeting, the holders of the Common Stock will vote together as a single class, with each share of Class A Common Stock entitled to one vote and each share of Class B Common Stock entitled to ten votes.

If you withhold your vote with respect to the election of the directors or abstain from voting on Proposal 5, your shares will be counted for purposes of determining a quorum. However, votes that are withheld will be excluded entirely from the vote on the election of directors and will therefore have no effect on the outcome. Abstentions on Proposals 3 and 4 will be treated as votes cast and therefore have the same effect as a vote against the proposals.

If you own shares through a bank or broker in street name, you may instruct your bank or broker how to vote your shares. A “broker non-vote” occurs when you fail to provide your bank or broker with voting instructions and the bank or broker does not have the discretionary authority to vote your shares on a particular proposal because the proposal is not a routine matter under NYSE Amex rules. A broker non-vote may also occur if your broker fails to vote your shares for any reason. This is the first year that the election of directors is considered a “non-routine” matter. Accordingly, brokers, banks and other nominees are not permitted to vote on the election of directors without instructions from the beneficial owner. Proposals 2 and 3 are also considered non-routine matters. Therefore, if your shares are held through a broker, bank or other nominee, they will not be voted in the election of directors, on Proposal 2 or on Proposal 3 unless you affirmatively vote your shares. Proposal 4 is considered a routine matter under the NYSE Amex rules, so your bank or broker will have discretionary authority to vote your shares held in street name on that item. Broker non-votes will be treated as shares present for quorum purposes.

In some instances we may deliver only one copy of this proxy statement and the 2009 Annual Report to multiple stockholders sharing a common address. If requested by phone or in writing, we will promptly provide a separate copy of the proxy statement and the 2009 Annual Report to a stockholder sharing an address with another stockholder. Requests by phone should be directed to our Chief Financial Officer at (313) 886-7070, and requests in writing should be sent to Saga Communications, Inc., Attention: Chief Financial Officer, 73 Kercheval Avenue, Grosse Pointe Farms, Michigan 48236. Stockholders sharing an address who currently receive multiple copies and wish to receive only a single copy should contact their broker or send a signed, written request to us at the address above.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

To our knowledge, the following table sets forth certain information with respect to beneficial ownership of our Class A Common Stock and Class B Common Stock, as of March 31, 2010, for (i) our Chief Executive Officer, Chief Financial Officer and our other three most highly compensated executive officers, (ii) each of our directors and nominees, (iii) all of our current directors, nominees and executive officers as a group, and (iv) each person who we know beneficially owns more than 5% of our Class A Common Stock. Unless otherwise indicated, the principal address of each of the stockholders below is c/o Saga Communications, Inc., 73 Kercheval Avenue, Grosse Pointe Farms, Michigan 48236. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission (the “SEC”) and includes voting or investment power with respect to the securities. Except as indicated by footnote, each person identified in the table possesses sole voting and investment power with respect to all shares of Class A Common Stock and Class B Common Stock shown held by them. The number of shares of Class A Common Stock and Class B Common Stock outstanding used in calculating the percentage for each listed person includes shares of Class A Common Stock and Class B Common Stock underlying options held by such person that are exercisable within 60 calendar days of March 31, 2010, but excludes shares of Class A Common Stock and Class B Common Stock underlying options held by any other person. Such options are ’out-of-the-money’ as of March 31, 2010 in that the closing price of our Class A Common Stock as of such date as reported on the NYSE Amex consolidated tape was less than the exercise price of such options. Percentage of beneficial ownership is based on the total number of shares of Class A Common Stock and Class B Common Stock outstanding as of March 31, 2010.

	Number of Shares				Percent of Class
Name	Class A		Class B		Class A	Class B

Donald J. Alt	10,209	(1)	0		*	n/a
Brian W. Brady	2,263	(2)	0		*	n/a
Clarke R. Brown, Jr.	1,880		0		*	n/a
Samuel D. Bush	28,313	(3)(4)(5)	0		*	n/a
Edward K. Christian	1,947		636,448	(6)	*	100%
Steven J. Goldstein	58,210	(3)(4)			1.6%	n/a
Warren S. Lada	30,733	(3)(4)(5)	0		*	n/a
Marcia K. Lobaito	25,554	(3)(4)(5)	0		*	n/a
David B. Stephens	-0-		0		*	n/a
Gary Stevens	3,002		0		*	n/a
All directors, nominees and executive officers as a group (11 persons)	190,139	(7)	636,448	(6)	5.0%	100%
T. Rowe Price Associates, Inc.	591,925	(8)	0		16.2%	n/a
TowerView LLC	487,700	(9)	0		13.3%	n/a
FMR LLC	375,077	(10)	0		10.2%	n/a
Dimensional Fund Advisors LP	346,406	(11)	0		9.5%	n/a
Columbia Wanger Asset Management, L.P.	183,741	(12)	0		5.0%	n/a

*	Less than 1%.

(1)	Includes 5,988 shares held in Mr. Alt’s GRAT (Grantor Retained Annuity Trust) and 1,282 shares owned directly by Mr. Alt which are pledged as security for the repayment of an outstanding loan.

(2)	This amount includes 1,131 and 1,132 shares respectively owned by each of Mr. Brady’s daughters, to which he disclaims beneficial ownership.

(3)	Includes the following shares of Class A Common Stock reserved for issuance upon exercise of stock options exercisable within 60 days of March 31, 2010: Mr. Bush, 22,740 shares; Mr. Goldstein, 47,906 shares; Mr. Lada, 23,015 shares; and Ms. Lobaito, 21,256 shares. See “Compensation of Executive Officers — Outstanding Equity Awards at Fiscal Year-End.” Also, the above number of shares includes the grant of restricted stock (Class A Common Stock), less any sales of such restricted stock. The entire grant of restricted stock (without any reduction for sales of restricted stock) vests in 20% increments annually, as follows: (i) commencing March 1, 2006 as follows: Mr. Bush, 1,280 shares; Mr. Goldstein, 1,563 shares; Mr. Lada, 1,280 shares; and Ms. Lobaito, 621 shares; (ii) commencing March 1, 2007 as follows: Mr. Bush, 2,936 shares; Mr. Goldstein, 3,583 shares; Mr. Lada, 2,936 shares; and Ms. Lobaito, 1,430 shares; (iii) commencing March 1, 2008 as follows: Mr. Bush, 769 shares; Mr. Goldstein, 938 shares; Mr. Lada, 769 shares; and Ms. Lobaito, 375 shares; and (iv) commencing March 1, 2009 as follows: Mr. Bush, 1,625 shares; Mr. Goldstein, 1,625 shares; Mr. Lada, 1,625 shares; and Ms. Lobaito, 1,250 shares.

(4)	Includes shares owned indirectly through the Company’s 401(k) plan as follows: Mr. Bush, 609 shares; Mr. Christian, 1,947 shares; Mr. Goldstein, 163 shares; Mr. Lada, 396 shares; and Ms. Lobaito, 207 shares.

(5)	Includes shares owned indirectly through the Company’s Employee Stock Purchase Plan, as follows: Mr. Bush, 1,433 shares; Mr. Lada, 1,343 shares; and Ms. Lobaito 1,058 shares. The Plan expired on December 31, 2008, and was not renewed.

(6)	Includes 37,805 shares of Class B Common Stock reserved for issuance upon exercise of stock options exercisable within 60 days of March 31, 2010. Also, the above number of shares includes the grant to Mr. Christian of restricted stock (Class B Common Stock) less any sales of such restricted stock. The entire grant of restricted stock (without any reduction for sales of restricted stock) vests as follows: 2,302 shares of restricted stock (Class B Common Stock) vest in 20% increments annually commencing March 1, 2006, 5,308 shares of restricted stock (Class B Common Stock) vest in 20% increments annually commencing March 1, 2007, 1,371 shares of restricted stock (Class B Common Stock), vest in 20% increments annually commencing March 1, 2008 and 3,000 shares of restricted stock (Class B Common) vest in 20% increments annually commencing March 1, 2009.

(7)	Includes an aggregate of 135,173 shares of Class A Common Stock reserved for issuance upon exercise of stock options exercisable within 60 days of March 31, 2010.

(8)	According to their most recent joint Schedule 13G on file with the SEC, T. Rowe Price Associates, Inc. (an investment adviser) and T. Rowe Price Small-Cap Value Fund, Inc. (an investment company) have sole voting power with respect to 172,975 and 402,075 shares, respectively, have sole dispositive power with respect to 591,925 and 0 shares, respectively, and have no shared voting or dispositive power. Their principal address is 100 E. Pratt Street, Baltimore, Maryland 21202.

(9)	According to its most recent Schedule 13G on file with the SEC, TowerView LLC, a Delaware limited liability company, has sole voting and dispositive power with respect to 487,700 shares. The principal address is 500 Park Avenue, New York, New York 10022.

(10)	According to its most recent joint Schedule 13G on file with the SEC, Fidelity Management & Research Company (“Fidelity”) is the beneficial owner of 375,077 shares as a result of acting as an investment advisor to various investment companies. The ownership of one investment company, Fidelity Low Priced Stock Fund, amounted to 375,077 shares. Fidelity is a wholly-owned subsidiary of FMR LLC, and members of the family of Edward D. Johnson, III are a controlling group with respect to FMR LLC. The principal address of FMR LLC is 82 Devonshire Street, Boston, Massachusetts 02109.

(11)	According to its most recent Schedule 13G on file with the SEC, Dimensional Fund Advisors LP, an investment adviser to four investment companies and an investment manager to certain commingled group trusts and separate accounts, has sole voting and dispositive power with respect to 339,381 and 346,406 shares, respectively. The principal address is Palisades West, Building One, 6300 Bee Cave Road, Austin, Texas 78746.

(12)	According to its most recent Schedule 13G on file with the SEC, Columbia Wanger Asset Management, L.P., an investment adviser, has sole voting and dispositive powers with respect to 183,741 shares. The principal address is 227 West Monroe Street, Suite 3000, Chicago, Illinois 60606. The reported shares include shares held by Columbia Acorn Trust, a Massachusetts Business Trust that is advised by Columbia Wanger Asset Management, L.P.

PROPOSAL 1 — ELECTION OF DIRECTORS

The persons named below have been nominated for election as directors at the Annual Meeting. The directors who are elected shall hold office until their respective successors shall have been duly elected and qualified. It is intended that the two persons named in the first part of the following list will be elected by the holders of Class A Common Stock voting as a separate class with each share of Class A Common Stock entitled to one vote per share, and that the four persons named in the second part of the list will be elected by the holders of the Class A Common Stock and Class B Common Stock, voting together as a single class with each share of Class A Common Stock entitled to one vote and each share of Class B Common Stock entitled to ten votes. In accordance with Delaware General Corporation Law, directors are elected by a plurality of the votes of the shares present in person or represented by proxy at the Annual Meeting. This means the director nominees receiving the highest number of “FOR” votes will be elected as directors.

All the nominees are members of the present Board of Directors. Each of the nominees for director has consented to being named a nominee in this proxy statement and has agreed to serve as a director, if elected at the Annual Meeting. If, due to circumstances not now foreseen, any of the nominees named below will not be available for election, the proxies will be voted for such other person or persons as the Board may select.

The following table provides information as of the date of this proxy statement about each nominee. The information presented includes information that each director has given us about his age, all positions he holds and his principal occupation and business experience for the past five (5) years. In addition to the information presented below regarding each nominee’s specific experience, qualifications, attributes and skills that led our Board to the conclusion that he should serve as a director, we also believe that all of our director nominees, as required by our Corporate Governance Guidelines, possess the highest personal and professional ethics, integrity and values and are committed to representing the long-term interests of the stockholders as a whole. Further each nominee has demonstrated business acumen as well as a commitment of service to our Board.

The Board recommends a vote “FOR” each of the following nominees.

Principal Occupation During
Name and Age	the Past Five Years	Director Since

Directors to be elected by holders of Class A Common Stock:
Clarke R. Brown, Jr., 69	Retired; President of Jefferson-Pilot Communications Company from 1991 to June 2005.	July 2004
We believe that Mr. Brown’s qualifications to sit on our Board of Directors include his 38 years in the broadcast industry, including 14 years as President of the radio division of a then-public company.
Gary Stevens, 70	Managing Director, Gary Stevens & Co. (a media broker) since 1988. From 1977 to 1985, Mr. Stevens was Chief Executive Officer of the broadcast division of Doubleday & Co. From 1986 to 1988, Mr. Stevens was a Managing Director of the then Wall Street investment firm of Wertheim, Schroder & Co.	July 1995
We believe that Mr. Stevens’ qualifications to sit on our Board of Directors include his more than 50 years in the broadcast industry, including eight as chief executive officer of a major broadcast group. In addition, his experience as a managing director of an investment firm and his knowledge of capital and finance are of significant value to the Company.
Directors to be elected by holders of Class A and Class B Common Stock, voting together:
Donald J. Alt, 64	Broadcasting investor, Chairman of Forever Radio Companies and Keymarket Communications since 1996 and 1999, respectively. Former licensed CPA while employed in the audit department of predecessor to KPMG (1967-1973).	July 1997
We believe that Mr. Alt’s qualifications to sit on our Board of Directors include his more than 35 years in the broadcast industry as an executive officer and/or Chairman, and 25 years of investing in the broadcast industry. In addition, Mr. Alt’s public accounting background provides significant additional value to our Board.
Brian W. Brady, 51	President and Chief Executive Officer of Northwest Broadcasting Inc. and Eagle Creek Broadcasting LLC since 1995 and 2002, respectively.	August 2002

Principal Occupation During
Name and Age	the Past Five Years	Director Since

We believe that Mr. Brady’s qualifications to sit on our Board of Directors include his 29 years in the broadcast industry, including his 15 years of experience as an executive officer in the broadcast industry.
Edward K. Christian, 65	President, Chief Executive Officer and Chairman of Saga Communications, Inc. and its predecessor since 1986.	March 1992
We believe that Mr. Christian’s qualifications to sit on our Board of Directors include his more than 40 years of professional service in the broadcast industry, including his 24 years as our founder and our Chairman, Chief Executive Officer and President.
David B. Stephens, 64	Senior Strategy Consultant of Northern Trust Bank since November 2009; business consultant primarily to non-profit corporations (June 2008 — November 2009); President and CEO of St. John Hospital and Medical Center (June 2007 — June 2008); Interim President and CEO of St. John Hospital and Medical Center (October 2006 — June 2007); former Chairman of Board of Trustees of St. John Hospital and Medical Center (June 2006 — June 2008); Business consultant (March 2004 — October 2006); Executive Vice President of Comerica Inc. and Comerica Bank in charge of private banking division (1994 — 2004).	May 2009
We believe that Mr. Stephens’ qualifications to sit on the Board of Directors include his lengthy business experience, including 10 years as executive officer of a major regional bank, responsible for strategy decisions and complete management of core business units, and his more recent experience as executive officer of one of the largest healthcare organizations in Michigan with similar responsibilities.

CORPORATE GOVERNANCE

We are committed to having sound corporate governance principles. Having such principles is essential to maintaining our integrity in the marketplace and ensuring that we are managed for the long-term benefit of our stockholders. Our business affairs are conducted under the direction of our Board of Directors. Our Board strives to ensure the success and continuity of our business through the selection of a qualified management team. It is also responsible for ensuring that our activities are conducted in a responsible and ethical manner.

Our Corporate Governance Guidelines, Code of Business Conduct and Ethics, and charters for both the Finance and Audit Committee and the Compensation Committee are posted on the “Investor Relations — Corporate Governance” page of our website at www.sagacommunications.com, and will be provided free of charge to any stockholder upon written request to our Secretary at our corporate headquarters.

We are a “controlled company” under the NYSE Amex corporate governance listing standards because more than 50% of the combined voting power of our Common Stock (Class A and Class B shares) is held by Edward K. Christian, our President, Chief Executive Officer (“CEO”) and Chairman. Mr. Christian owns approximately 62% of the combined voting power of our Common Stock (Class A and Class B shares) with respect to those matters on which Class B Common stock is entitled to ten votes per share. As such, we are not required: (i) to have a majority of our directors be “independent,” (ii) to have the compensation of our CEO determined or recommended to the board of directors by a compensation committee comprised of independent directors or by a majority of the independent directors on the board, and (iii) to have board of director nominations either selected, or recommended for the board’s selection, by either a nominating committee comprised solely of independent directors or by a majority of the independent directors. Although not required, we have, as disclosed below, adhered to (i) and (ii) above.

Board of Directors

Director Independence

Our Board has determined that Donald Alt, Brian Brady, Clarke Brown, David Stephens and Gary Stevens, constituting a majority of the directors, are “independent” directors within the meaning of the rules of the NYSE Amex and based on the Board’s application of the standards of independence set forth in our Corporate Governance Guidelines.

Board Meetings; Lead Director

Our Board of Directors held a total of five meetings during 2009. Each incumbent director attended at least 75% of the total number of meetings of the Board and any committees of the Board on which he served during 2009 which were held during the period that he served. None of the directors other than Mr. Christian attended last year’s annual stockholders’ meeting. The directors are not required to attend our annual stockholder meetings. The Board has designated the chairman of the Finance and Audit Committee, Donald Alt, as the lead director to preside at regularly scheduled non-management executive sessions of the Board.

Communications with the Board

Stockholders and interested parties may communicate with the Board of Directors or any individual director by sending a letter to Saga Communications, Inc., 73 Kercheval Ave., Grosse Pointe Farms, Michigan 48236, Attn: Lead Director (or any individual director or directors). The Chief Financial Officer or the corporate Secretary will receive the correspondence and forward it to the lead director or to the individual director or directors to whom the communication is directed. The Chief Financial Officer and the corporate Secretary are authorized to review, sort and summarize all communications received prior to their presentation to the lead director or to the individual director or directors to whom the communication is addressed. If such communications are not a proper matter for Board attention, such individuals are authorized to direct such communication to the appropriate department. For example, stockholder requests for materials or information will be directed to investor relations personnel.

Corporate Governance Guidelines

Our Corporate Governance Guidelines, along with the charters of the Board’s committees, provide the framework under which we are governed. The Guidelines address the functions and responsibilities of our Board of Directors and provide a consistent set of principles for the Board members and management to follow while performing their duties. The Guidelines are consistent with the corporate governance requirements of the Sarbanes-Oxley Act of 2002 and the corporate governance listing requirements of the NYSE Amex. Our Corporate Governance Guidelines address, among other things:

•	director qualification and independence standards;

•	the duties and responsibilities of the Board of Directors and management;

•	regular meetings of the independent directors;

•	how persons are nominated by the Board for election as directors;

•	limitations on Board service;

•	the principles for determining director compensation;

•	the organization and basic function of Board committees;

•	the annual compensation review of the CEO and other executive officers;

•	the Board’s responsibility for maintaining a management succession plan;

•	director access to senior management and the ability of the Board and its committees to engage independent advisors; and

•	the annual evaluation of the performance of the Board and its committees.

Code of Business Conduct and Ethics

Our Code of Business Conduct and Ethics applies to all of our directors, officers and employees, including the Chief Executive Officer, Chief Financial Officer and Corporate Controller. The Code addresses those areas in which we must act in accordance with law or regulation, and also establishes the responsibilities, policies and guiding principles that will assist us in our commitment to adhere to the highest ethical standards and to conduct our business with the highest level of integrity. Any amendments to the Code applying to, as well as any waivers granted to, the Chief Executive Officer, Chief Financial Officer, Corporate Controller or person performing similar functions relating to the code of ethics definition enumerated in Item 406(b) of Regulation S-K under the Securities Exchange Act of 1934,as amended (the “Exchange Act”), will be disclosed on our website.

Board Committees and Their Functions

Our Board of Directors has a Finance and Audit Committee and a Compensation Committee. The charters of the Finance and Audit Committee and the Compensation Committee are available on our website.

Finance and Audit Committee

The members of the Finance and Audit Committee currently consist of Messrs. Alt, Brady and Stephens. Mr. Alt is the Chairman of the Committee. The Board has determined that all members of the Finance and Audit Committee are independent as required by the rules of the SEC and the listing standards of the NYSE Amex, and has designated Mr. Alt as an “audit committee financial expert” as that term is defined in the SEC rules. The Finance and Audit Committee is responsible for retaining and overseeing our independent registered public accounting firm and approving the services performed by them; for overseeing our financial reporting process, accounting principles, the integrity of our financial statements, and our system of internal accounting controls; and for overseeing our internal audit function. The Committee is also responsible for overseeing our legal and regulatory compliance and ethics programs. The Finance and Audit Committee operates under a written charter. The Finance and Audit Committee held four meetings in 2009. See “Finance and Audit Committee Report” below.

Compensation Committee

The Compensation Committee currently consists of Messrs. Brown, Stephens and Stevens, each of whom is independent under the listing standards of the NYSE Amex. Mr. Stevens is the Chairman of the Committee. In 2009, the Committee was responsible for determining the compensation of the CEO without management present. Commencing in 2010, the Committee will be responsible for making a recommendation of the compensation of the CEO without management present, and such recommendation will then be presented to the full Board for final determination. With respect to the compensation of the other executive officers, the CEO provides input and makes recommendations to the Committee, the Committee then makes a recommendation to the Board and the Board decides the compensation to be paid to such executive officers.

The Compensation Committee is also responsible for administering our stock plans, our 2005 Incentive Compensation Plan and the Chief Executive Officer Annual Incentive Plan, except to the extent that such responsibilities have been retained by the Board. The Compensation Committee has delegated to management certain day-to-day operational activities related to the stock and incentive compensation plans. This Committee operates pursuant to a written charter. The Compensation Committee held two meetings in 2009. See “Compensation Committee Report” below.

Director Nomination Process

The Board of Directors does not have a nominating committee. Rather, due to the size of the Board and the Board’s desire to be involved in the nomination process, the Board as a whole identifies and evaluates each candidate for director, and will recommend a slate of director nominees to the stockholders for election at each annual meeting of stockholders. Stockholders may recommend nominees for election as directors by writing to the corporate Secretary.

Criteria and Diversity

In considering whether to recommend any candidate for inclusion in the Board’s slate of recommended nominees, the Board considers the following qualifications: relevant management and/or industry experience, high personal and professional ethics, integrity and values, a commitment to representing the long-term interests of our stockholders as a whole rather than special interest groups or constituencies, independence pursuant to the NYSE Amex guidelines, and an ability and willingness to devote sufficient time to carrying out his or her duties. The Company’s Corporate Governance Guidelines also provide that the Company endeavors to have a Board representing a diverse experience in areas that are relevant to the Company’s activities. All of our directors have relevant management and/or industry experience which they use to provide valuable advice and direction in connection with their oversight of the Company. Every director has been an executive officer responsible for leading and managing his company’s operations. With respect to the nomination of continuing directors for re-election, each individual’s contributions to the Board are also considered. The Company believes that the backgrounds and qualifications of the directors provide a significant composite mix of experience, knowledge and abilities that permit the Board to fulfill its oversight responsibilities. Nominees are not selected or discriminated against on the basis of gender, national origin, disability, race, religion, sexual orientation or any other basis proscribed by law.

Identifying Director Nominees; Consideration of Nominees of the Stockholders

The Board may employ a variety of methods for identifying and evaluating director nominees. The Board regularly assesses the size of the Board, the need for particular expertise on the Board, and whether any vacancies on the Board are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the Board considers various potential candidates for director which may come to the Board’s attention through current Board members, professional search firms, stockholders or other persons. These candidates are evaluated at regular or special meetings of the Board, and may be considered at any point during the year.

The Board will consider candidates recommended by stockholders, when the nominations are properly submitted, under the criteria summarized above in “Consideration of Director Nominees.” The deadlines and procedures for stockholder submissions of director nominees are described below under “Stockholder Proposals and Director Nominations for Annual Meetings.” Following verification of the stockholder status of persons recommending candidates, the Board makes an initial analysis of the qualifications of any candidate recommended by stockholders or others pursuant to the criteria summarized above to determine whether the candidate is qualified for service on the Board before deciding to undertake a complete evaluation of the candidate. If any materials are provided by a stockholder or professional search firm in connection with the nomination of a director candidate, such materials are forwarded to the Board as part of its review. Other than the verification of compliance with procedures and stockholder status, and the initial analysis performed by the Board, a potential candidate nominated by a stockholder is treated like any other potential candidate during the review process by the Board.

Board Leadership Structure

The Board believes that the Company’s Chief Executive Officer is best situated to serve as Chairman because he is the director most familiar with the Company’s business and industry and most capable of effectively identifying strategic priorities and leading the discussion and execution of strategy. The Chairman/CEO is totally immersed in the Company’s day-to-day operations and is in the best position to bring his ideas to the independent directors. The independent directors can then use their collective experience, oversight and expertise to bear in determining the strategies and priorities the Company should follow. The Board believes that the combined role of Chairman and CEO promotes the best interests of the Company and makes the best use of the expertise of the Chairman/CEO and his unique insights into the challenges facing the Company, the opportunities available to the Company, and the operations of the Company. Together, the Chairman/CEO and independent directors develop the strategic direction of the Company. Once developed, management is accountable for the execution of the strategy. The Board believes that this is the appropriate balance of having a fully informed Chairman and independent oversight. In connection with this, the Corporate Governance Guidelines of the Company provide that the independent directors shall meet at least annually in executive session without management or non-independent directors present and that the chair of the finance and audit committee is designated as the “lead director” and will preside at such meetings. The Corporate Governance Guidelines also provide that if an actual or potential conflict of interest arises for a director, the director shall promptly inform the CEO and the lead director. Further, the Corporate Governance Guidelines provide, as set forth in further detail above, that stockholders wishing to contact the Board may address their correspondence to the lead director (or any individual director).

The Board’s Role in Risk Oversight.

The Board’s role in the Company’s risk oversight process includes receiving regular reports from members of senior management on areas of material risk to the Company, including operational, financial, legal, regulatory and strategic (with respect to the Company as a whole and with respect to each station and the markets in which each station is located). The full Board receives these reports from the appropriate officer within the organization to enable it, pursuant to the Corporate Governance Guidelines, to assess the major risks facing the Company and review options for their mitigation. The Finance and Audit Committee, pursuant to the Finance and Audit Committee Charter, is required to discuss policies with respect to risk assessment and risk management as relates to the Company’s financial statements and financial reporting process. During the meeting of the full Board, the Chairman or any other member of the Finance and Audit Committee reports on any applicable discussion relating to risk to the full Board.

FINANCE AND AUDIT COMMITTEE REPORT

The information contained in this report shall not be deemed to be “soliciting material” or “filed” with the SEC or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically incorporate it by reference into a document filed under the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act.

Our management is responsible for the preparation, presentation and integrity of our financial statements, the accounting and financial reporting principles, and the internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent auditors are responsible for an integrated audit of our financial statements and internal control over financial reporting. The integrated audit is designed to express an opinion on our consolidated financial statements and an opinion on the effectiveness of the Company’s internal control over financial reporting. The Committee’s responsibility is generally to monitor and oversee these processes.

In the performance of its oversight function, the Committee:

•	Met to review and discuss our audited financial statements for the year ended December 31, 2009 with our management and our independent auditors;

•	Discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T;

•	Received the written disclosures and the letter from the independent auditors required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditors’ communications with the Committee concerning independence, and discussed the independent auditors’ independence with them.

While the Committee has the responsibilities and powers set forth in its charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and in accordance with generally accepted accounting principles. This is the responsibility of management. The independent registered public accounting firm is responsible for planning and conducting their audits.

Based upon the reports and discussions described in this report, and subject to the limitations on the role and responsibilities of the Committee referred to above and in its charter, the Committee recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2009 for filing with the SEC.

Finance and Audit Committee
Donald J. Alt (Chair), Brian Brady and David Stephens

PROPOSAL 2 — TO APPROVE THE AMENDED
AND RESTATED SAGA COMMUNICATIONS, INC. 2005 INCENTIVE
COMPENSATION PLAN AND THE PERFORMANCE GOALS THEREUNDER

On March 9, 2010, the Board of Directors unanimously approved the Amended and Restated Saga Communications, Inc. 2005 Incentive Compensation Plan (“Amended and Restated 2005 Plan”), subject to shareholder approval. Under the Amended and Restated 2005 Plan, Section 4.1 of the 2005 Incentive Compensation Plan, which provided that a performance award may be denominated or payable in cash or shares of common stock (including, without restriction, restricted stock), has been amended to include restricted stock units. The Amended and Restated 2005 Plan also incorporates the changes to Sections 2.3 and 7.6 of the 2005 Incentive Compensation Plan relating to methods of payment for option shares and withholding taxes, respectively, made by the Board on February 16, 2007.

In addition, the Board of Directors is seeking stockholder approval of the Amended and Restated 2005 Plan to re-approve the material terms of the performance goals set forth in the 2005 Incentive Compensation Plan. Section 162(m) of the Internal Revenue Code limits the Company’s deduction for federal income tax purposes for certain compensation in excess of $1 million paid to “covered employees” (generally, the top five named executive officers in the Summary Compensation Table) of a publicly held corporation. The deduction limit does not apply to “qualified performance-based compensation” meeting the requirements of Section 162(m). Among other things, in order for the compensation to be considered “qualified performance-based,” the Section 162(m) regulations generally require that stockholders re-approve the material terms of the performance goals every five years. The performance goals included in the Amended and Restated 2005 Incentive Compensation Plan were last approved by stockholders in May 2005.

Approval of the Amended and Restated 2005 Plan and the material terms of the performance goals requires the affirmative vote of a majority of the shares entitled to vote thereon present in person or represented by proxy at the Meeting. If stockholders fail to approve the proposal, the 2005 Incentive Compensation Plan, as amended on February 16, 2007, will continue in effect and we will still be able to make performance awards under the Amended and Restated 2005 Incentive Compensation Plan, but such awards will be subject to the deduction limit under Section 162(m). If approved, the performance goals included in the Amended and Restated 2005 Plan will meet the stockholder approval requirements of Section 162(m) until 2015.

A summary of the material terms of the Amended and Restated 2005 Plan, including the performance goals, is set forth below. This summary is qualified in its entirety by reference to Appendix A to this proxy statement, which contains the proposed Amended and Restated 2005 Plan in its entirety.

General

The Amended and Restated 2005 Plan provides for the grant of restricted stock, restricted stock units, incentive stock options, nonqualified stock options, and performance awards, including cash to employees of the Company. Such awards are not mandatory, but are made in the discretion of the Compensation Committee. Under the Amended and Restated 2005 Plan, grants may be made at any time prior to March 10, 2015. A total of 375,000 shares of Class A Common Stock and 125,000 shares of Class B Common Stock have been set aside for issuance under the Amended and Restated 2005 Plan and up to 125,000 shares of Class A Common Stock may be issued pursuant to incentive stock options granted under the Amended and Restated 2005 Plan. Only Mr. Christian will be eligible to receive awards denominated in Class B Common Stock. These amounts are subject to adjustment for stock splits and certain other corporate events. The maximum number of shares that may be awarded in any one fiscal year of the

Company to a participant in the Amended and Restated 2005 Plan in respect of options, shares of Restricted Stock, shares evidenced by Restricted Stock Units and shares issuable as Performance Awards is 75,000. The maximum dollar value payable to a participant in the Amended and Restated 2005 Plan in respect of awards that are valued in property other than Common Stock is the lesser of $1,000,000 or three times the participant’s base salary for that year. Approximately 33 full time employees of the Company are eligible to receive grants under the Amended and Restated 2005 Plan as of the Record Date. As of the Record Date, under the 2005 Incentive Compensation Plan, all current executive officers as a group have received 40,049 shares of restricted stock (without any reduction for sales of restricted stock) and 133,509 nonqualified stock options, and all employees, including all current officers who are not executive officers, as a group have received 39,782 shares of restricted stock and 107,146 nonqualified stock options. For additional information about the grants of restricted stock and incentive stock options to each of the named executive officers, see “Security Ownership of Certain Beneficial Owners and Management” and “Compensation of Executive Officers — Outstanding Equity Awards at Fiscal Year-End.” As of April 8, the closing price of our Class A Common Stock was $21.70 per share.

Administration

The Amended and Restated 2005 Plan will be administered by the Compensation Committee of the Board. Unless otherwise specified in the Amended and Restated 2005 Plan, the Compensation Committee has the power to select the recipients of awards and has broad power to determine the terms of awards and to change such terms in various ways subsequent to grant, including among others, accelerating the exercisability of options, waiving or modifying performance conditions and transfer restrictions, and extending the post-termination exercise period of options. The Board is permitted by the Amended and Restated 2005 Plan to amend or terminate the Amended and Restated 2005 Plan at any time without stockholder approval, although requirements of the NYSE Amex and applicable law restrict its ability to amend the Amended and Restated 2005 Plan without stockholder approval when the amendment would increase the number of shares available under the Amended and Restated 2005 Plan, materially increase the benefits accruing to participants under the Amended and Restated 2005 Plan, change the provisions relating to eligibility for grants, permit the repricing of options, or would otherwise be material.

Options

Options granted under the Amended and Restated 2005 Plan may be either incentive stock options under Section 422 of the Code or nonqualified stock options. The terms of options granted under the Amended and Restated 2005 Plan will be set forth in an agreement between the Company and the recipient and will be determined by the Compensation Committee, unless specified in the Amended and Restated 2005 Plan. The exercise price will not be less than the fair market value of the shares on the date of grant.

Options granted under the Amended and Restated 2005 Plan become exercisable at such times as the Compensation Committee may determine and will expire not later than ten years after grant. The aggregate fair market value, determined on the grant date, of stock with respect to which incentive stock options may first become exercisable for a holder during any calendar year may not exceed $100,000. Payment for shares to be acquired upon exercise of options granted under the Amended and Restated 2005 Plan may be made in cash, by check, or, at the discretion of the Compensation Committee, a holder may exercise an option through a cashless procedure or shares held by the holder for at least six months may be tendered to the Company to pay the exercise price and tax withholding obligations, if any, or in any combination thereof.

Restricted Stock Awards and Restricted Stock Units

The Amended and Restated 2005 Plan provides for the grant of restricted shares or restricted stock units. Such grant may vest over a period of time. The Company may, among other methods, withhold vested restricted stock or common stock upon satisfaction of performance requirements to pay withholding taxes. A restricted stock unit is the right to receive restricted shares or an equivalent value in cash. The Compensation Committee may grant awards of restricted stock or restricted stock units based on the recipients having attained specified performance objectives during a specified performance period. The performance objectives which may be considered by the Committee include the following, which may be specified on a consolidated, same station, pro forma, per share and/or segment basis: (i) earnings (as measured by net income, operating income, operating income before interest, EBIT, EBITA EBITDA, pre-tax income, or cash earnings, or earnings as adjusted by excluding one or more components of earnings); (ii) revenue (as measured by operating revenue or net operating revenue); (iii) cash flow; (iv) free cash flow; (v) broadcast cash flow, margins and/or margin growth; (vi) earnings and/or revenue growth; (vii) working capital; (viii) market capitalization; (ix) market revenue performance; (x) achievement and/or maintenance of target stock prices; (xi) stock price growth; (xii) return on equity; (xiii) return on investment; (xiv) return on assets/net assets; and (xv) station market ratings. The holder of restricted shares or shares subject to a restricted stock unit will have rights as a stockholder of the Company, including the right to vote and receive dividends with respect to such shares. Restricted shares and restricted stock units generally will be subject to certain forfeiture conditions and may not be transferred by the recipient until such restrictions lapse.

Performance Awards

The Amended and Restated 2005 Plan also provides for the grant of performance awards. A performance award is a right, contingent upon the attainment of performance goals within a specified performance period, to receive cash, shares of Common Stock, which may be restricted stock or restricted stock units, or a combination of both. All of the terms relating to the satisfaction of performance goals, the length of any performance period, the amount of any performance award granted, the amount of any payment or transfer to be made pursuant to any performance award, and any other terms and conditions of any performance award, including the effect upon such award of termination of the recipient’s status as an employee, will be determined by the Compensation Committee and included in an agreement between the recipient and the Company. The holder of performance awards who receive the award in the form of restricted stock will have rights as a stockholder of the Company, including the right to vote and receive dividends with respect to such shares, but will be prohibited from transferring the stock until the satisfaction of the performance goals. The Company may, among other methods, withhold common stock upon satisfaction of performance requirements to pay withholding taxes.

Performance Goals.  In its discretion, the Compensation Committee may designate any performance award to any Amended and Restated 2005 Plan participant as intended to satisfy the requirements of Section 162(m) of the Code. Restrictions on transfer of the award will lapse and the award will be payable upon completion of written objective performance goals, as determined by the Compensation Committee using one or more of the following criteria, which may be specified on a consolidated, same station, pro forma, per share and/or segment basis: (i) earnings (as measured by net income, operating income, operating income before interest, EBIT, EBITA, EBITDA, pre-tax income, or cash earnings, or earnings as adjusted by excluding one or more components of earnings); (ii) revenue (as measured by operating revenue or net operating revenue); (iii) cash flow; (iv) free cash flow; (v) broadcast cash flow, margins and/or margin growth; (vi) earnings and/or revenue growth; (vii) working capital; (viii) market capitalization; (ix) market revenue performance; (x) achievement and/or maintenance of target stock prices; (xi) stock price growth; (xii) return on equity; (xiii) return on investment; (xiv) return on assets/net assets; and (xv) station market ratings. The performance period shall be determined by the Compensation Committee and may be from one to five years. A performance award under Code Section 162 (m) shall not be paid until the Compensation Committee has certified in writing that the applicable performance goals have been attained.

Termination and Change in Control

Unless otherwise provided in the applicable agreement, any portion of an option which is not yet exercisable will be forfeited if the holder’s status as an employee is terminated for any reason. In general, unless the Compensation Committee determines otherwise, any portion of a restricted stock grant or restricted stock unit which is not yet transferable and any portion of a performance share award with respect to which performance goals have not yet been achieved will be forfeited if the holder’s status as an employee is terminated for any reason.

Unless the relevant agreement otherwise provides, the exercisable portion of an option will terminate at various times after the holder’s status as an employee terminates, based upon the reason for the termination. If status is terminated for cause, any unexercised portion of an option immediately terminates. If status terminates due to death or disability, then the option is exercisable until the earlier of the date the option would otherwise have terminated or the first anniversary of such death or disability. If the option is a nonqualified stock option and (1) status terminates due to retirement, or (2) the holder is terminated involuntarily (other than for cause or due to death or disability) within six months following a change in control, then the exercisable portion of the option may be exercised until the option would otherwise have expired in the absence of termination. If status terminates for any other reason, then the option terminates when the option otherwise expires or three months after termination of status, whichever is earlier. The Compensation Committee, however, has discretion under the Amended and Restated 2005 Plan to accelerate the exercisability of options, extend the exercise period of an option (but not past the tenth anniversary of the grant date) and waive the restrictions or conditions applicable to restricted stock, restricted stock units or performance share awards, and such acceleration and waiver will occur automatically upon a “change in control” of the Company (as defined in the Amended and Restated 2005 Plan).

Income Tax Consequences

Stock option grants under the Amended and Restated 2005 Plan may either be incentive stock options under Section 422 of the Code or nonqualified stock options governed by Section 83 of the Code. Generally, no taxable income is recognized by a participant upon the grant of a stock option and no deduction is taken by the Company. Under current tax laws, when an incentive stock option is exercised the participant has no taxable income provided that applicable holding periods have been satisfied (except that alternative minimum tax may apply) and the Company receives no tax deduction. When a participant exercises a nonqualified stock option, he or she will have taxable income equal to the difference between. the fair market value of the Class A Common Stock on the exercise date and the stock option exercise price. The Company will be entitled to a corresponding deduction on its federal income tax return. The tax treatment for a participant upon a disposition of shares acquired through the exercise of an option depends on how long the shares were held and on whether the shares were acquired by exercising an incentive stock option or a nonqualified stock option. The Company may be entitled to a tax deduction in the case of a disposition of shares acquired under an incentive stock option if such disposition occurs before the applicable holding periods have been satisfied.

In general, a participant who receives a restricted stock or restricted stock unit award, and who has not made an election under Section 83(b) of the Code to be taxed upon receipt, will have taxable income equal to the fair market value of the stock at the earlier of the first time the rights of the participant are transferable or the restrictions lapse. The Company is entitled to a tax deduction when the participant recognizes income.

A participant who is awarded performance awards will not recognize taxable income and the Company will not receive a tax deduction at the time the award is made. When a participant receives payment for performance awards in shares of Common Stock or cash, the fair market value of the shares or the amount of the cash received will be ordinary income to the participant and the Company will receive a tax deduction. However, if any shares of Common Stock used to pay out earned performance awards are non-transferable and there is a substantial risk that such shares will be forfeited (for example, because the Compensation Committee conditions those shares on the performance of future services), the taxable event is deferred until either the risk of forfeiture or the restriction on transferability lapses. In this case, the participant may be able to make an election under Section 83(b) of the Code to be taxed upon receipt. The Company is entitled to a corresponding tax deduction at the time ordinary income is recognized by the participant.

As described above, awards granted under the Amended and Restated 2005 Plan may qualify as “performance-based compensation” under Section 162 (m) of the Code to preserve the Company’s federal income tax deductions for annual compensation required to be taken into account under Section 162(m) that is in excess of $1 million and paid to any of the Company’s five most highly compensated executive officers. To qualify, options and other awards must be granted under the Amended and Restated 2005 Plan by a committee consisting solely of two or more “outside directors” (as defined under Section 162 regulations) and satisfy the Amended and Restated 2005 Plan’s limit on the total number of shares or maximum dollar amount that may be awarded to any one participant during any calendar year. In addition, the grant, issuance, vesting or retention of the award must be contingent upon satisfying one or more of the performance criteria described above, as established and certified by a committee consisting solely of two or more “outside directors.”

The foregoing is only a summary of the effect of U.S. federal income taxation upon recipients of awards and the Company with respect to the grant and exercise of awards under the Amended and Restated 2005 Plan. It does not purport to be complete and does not discuss the tax consequences arising in the context of the participant’s death or the income tax laws of any municipality, state or foreign country in which the participant’s income or gain may be taxable.

The Board recommends a vote “FOR” the approval of the Amended and Restated Saga Communications, Inc. 2005 Incentive Compensation Plan.

PROPOSAL 3 — TO RE-APPROVE THE
CHIEF EXECUTIVE OFFICER ANNUAL INCENTIVE PLAN

The Board of Directors is asking stockholders to re-approve the Chief Executive Officer Annual Incentive Plan (the “CEO Plan”) and the material terms of the performance goals set forth in the CEO Plan. Stockholders approved the CEO Plan at the Annual Meeting of Stockholders in May 2000 and in May 2005. As disclosed under Proposal 2, Section 162(m) regulations generally require that stockholders re-approve the material terms of performance goals every five years. Because approximately five years have passed since approval of the CEO Plan, the Board is submitting this proposal to stockholders for re-approval of the material terms of the performance goals. Re-approval of the CEO Plan is needed under Section 162 (m) of the Internal Revenue Code if we are to preserve our ability to take a federal tax deduction for certain compensation awards. There have been no material changes to the terms of the CEO Plan.

The affirmative vote of a majority of the shares entitled to vote thereon present in person or represented by proxy at the Meeting is required to re-approve the CEO Plan and the performance goals. If approved, and unless the material terms of the performance goals are subsequently changed, the performance goals will meet the stockholder approval requirements of Section 162(m) until 2015. If stockholders fail to approve the proposal, we will still be able to make bonus awards under the CEO Plan, but such awards will be subject to the deduction limit under Section 162(m).

A summary of the material terms of the CEO Plan, including the performance goals, is set forth below. This summary is qualified in its entirety by reference to Appendix B to this proxy statement, which contains the proposed CEO Plan in its entirety.

Purpose

The CEO Plan is intended to and was designed to promote the interests of the Company and its stockholders by establishing and providing performance-based incentives in connection with the payment of bonuses to the chief executive officer, while permitting such compensation to be deductible by the Company for federal income tax purposes. The CEO Plan was originally effective as of January 1, 2000, and amended effective as of January 1, 2005.

Description of the Plan

Participation.  Only our chief executive officer is eligible to participate in the CEO Plan.

Administration.  The CEO Plan is administered by the Compensation Committee of the Board. The Compensation Committee has the authority to interpret the CEO Plan, to establish or revise CEO Plan rules and regulations and to make any determinations necessary to administer the CEO Plan.

Bonus Awards.  Within 90 days after the beginning of each fiscal year, the Compensation Committee establishes a target bonus opportunity for the chief executive officer. The amount of the target bonus actually paid is based on the extent to which pre-established corporate and financial performance goals are met. The performance goals may include any or all of the following, which may be specified on a consolidated, same station, pro forma, per share and/or segment basis: (i) earnings (as measured by net income, operating income, operating income before interest, EBIT, EBITA, EBITDA, pretax income, or cash earnings, or earnings as adjusted by excluding one or more components of earnings); (ii) revenue (as measured by operating revenue or net operating revenue); (iii) cash flow; (iv) free cash flow; (v) broadcast cash flow, margins and/or margin growth; (vi) earnings and/or revenue growth; (vii) working capital; (viii) market capitalization; (ix) market revenue performance; (x) achievement and/or maintenance of target stock prices; (xi) stock price growth; (xii) return on equity; (xiii) return on investment; (xiv) return on assets/net assets; and (xv) station market ratings. The goals and the relative weight given to each for any particular year are approved by the Compensation Committee.

The bonus payments under the CEO Plan are calculated at the end of the fiscal year based on the achievement of the annual performance goals. The amount earned is paid in cash after the financial results are available for our fiscal year to which the bonus pertains. In the discretion of the Compensation Committee, the chief executive officer may elect to defer payment of all or any part of any bonus by complying with such procedures as the Compensation Committee may prescribe. The Compensation Committee must certify in writing that the performance criteria have been met prior to any payments under the CEO Plan. If the performance criteria are not met, the Compensation Committee may award a portion of the potential bonus amount in its discretion; however, such award is not deemed to be “qualified performance-based compensation” and therefore will be subject to the deduction limit under

Section 162(m). The chief executive officer will not be entitled to any bonus award under the CEO Plan if minimum corporate objectives are not achieved.

The amount to be paid to the chief executive officer will depend on the factors set forth above. However, the maximum bonus that he may receive under the CEO Plan in any one fiscal year is 500% of his base salary. Generally, the chief executive officer must be actively employed by the Company or a subsidiary and on the payroll on the date the award is paid to receive the award. Certain pro rata awards may be made if termination of employment results from retirement, permanent disability or death.

Amendment and Termination.  The Compensation Committee may terminate, suspend or amend the CEO Plan, in whole or in part, at any time so long as with respect to any amendment, as determined necessary by the Compensation Committee, stockholder approval required by Section 162(m) of the Code has been obtained. No amendment, termination or modification may adversely affect outstanding awards under the CEO Plan without the consent of the chief executive officer.

Federal Income Tax Consequences.  Under current federal income tax law, the chief executive officer will realize ordinary compensation income equal to the amount of the bonus received in the year received. The Company will receive a corresponding deduction for the amount the chief executive officer recognizes as ordinary income, provided that the amount of such deduction is not limited under the provisions of Section 162(m). It is our intention that the CEO Plan be administered in a manner which maximizes the deductibility of compensation for the Company under Section 162(m) to the extent practicable and consistent with the Company’s business considerations.

Plan Benefits.  In March 2010, the Compensation Committee established the performance goals and the potential bonus amounts for 2010 under the CEO Plan. If the performance goals are achieved in full, Mr. Christian is eligible to receive a bonus of up to $250,000. The actual amounts, if any, that will be received by Mr. Christian under the CEO Plan for 2010 are contingent upon achieving the specified performance goals and, therefore, are not determinable at this time. For 2009, Mr. Christian was awarded a cash bonus of $200,000 under the CEO Plan, based on the Company achieving certain performance goals for 2009. See “Compensation Discussion and Analysis — Bonuses.”

The Board recommends a vote “FOR” the re-approval of the Chief Executive Officer Annual Incentive Plan.

PROPOSAL 4 — TO RATIFY APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Finance and Audit Committee has appointed Ernst & Young LLP to be our independent auditors for the fiscal year ending December 31, 2010. Ernst & Young LLP has been our independent auditors since 1986. The Finance and Audit Committee appoints the independent auditors annually, and also reviews and pre-approves audit and permissible non-audit services performed by Ernst & Young LLP, as well as the fees paid to Ernst & Young LLP for such services.

Before appointing Ernst & Young LLP as our independent auditors to audit our books and accounts for the fiscal year ending December 31, 2010, the Finance and Audit Committee carefully considered that firm’s qualifications as our independent auditors. In its review of non-audit services and its appointment of Ernst & Young LLP, the Committee also considered whether the provision of such services is compatible with maintaining Ernst & Young LLP’s independence.

The Board is asking the stockholders to ratify the appointment of Ernst & Young LLP. The holders of the Common Stock will vote together as a single class, with each share of Class A Common Stock entitled to one vote and each share of Class B Common Stock entitled to ten votes. In accordance with Delaware General Corporation Law the appointment will be ratified by a majority vote of the shares entitled to vote thereon present in person or represented by proxy at the Annual Meeting. Although stockholder ratification of the appointment is not required, if the stockholders do not ratify the appointment, the Finance and Audit Committee will consider such vote in its decision to appoint the independent registered public accounting firm for 2011.

Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting and will be given an opportunity to make a statement if they desire to do so and will respond to appropriate questions of stockholders.

Fees Paid to Ernst & Young LLP

The following table presents the fees paid by us for professional services rendered by Ernst & Young LLP for the fiscal years ended December 31, 2008 and 2009.

Fee Category	2008 Fees	2009 Fees

Audit fees	$485,500	$388,000
Audit-related fees	25,000	25,000
Tax fees	5,500	5,500
All other fees	1,500	1,500

Total fees	$517,500	$420,000

Audit Fees

Audit fees were for professional services rendered and expenses related to the audit of our consolidated financial statements, audit of internal controls and reviews of the interim consolidated financial statements included in quarterly reports.

Audit-Related Fees

Audit-related fees were for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.” These services include employee benefit plan audits, accounting consultations in connection with acquisitions, and consultations concerning financial accounting and reporting standards.

Tax Fees

Tax fees were professional services for federal tax compliance for the Company’s benefit plans.

All Other Fees

All other fees were support fees for on-line research and information tool.

Policy for Pre-Approval of Audit and Non-Audit Services

The Finance and Audit Committee’s policy is to pre-approve all audit services and all non-audit services that our independent auditors are permitted to perform for us under applicable federal securities regulations. As permitted by the applicable regulations, the Committee’s policy utilizes a combination of specific pre-approval on a case-by-case basis of individual engagements of the independent auditor and pre-approval of certain categories of engagements up to predetermined dollar thresholds that are reviewed by the Committee. Specific pre-approval is mandatory for the annual financial statement audit engagement, among others. The Committee has delegated to the Chair of the Finance and Audit Committee the authority to approve permitted services provided that the Chair reports any decisions to the Committee at its next scheduled meeting.

The pre-approval policy was implemented effective as of May 6, 2003, as required by the applicable regulations. All engagements of the independent auditor to perform any audit services and non-audit services since that date have been pre-approved by the Committee in accordance with the pre-approval policy. The policy has not been waived in any instance.

The Board recommends a vote “FOR” ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2010.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

COMPENSATION DISCUSSION AND ANALYSIS

Overview

The year 2009 was a challenging year for us as it was with almost all companies in the broadcast industry. However, we accepted the challenges presented by the economic downturn in the United States by taking significant actions during the year to enable us to weather the storm and hopefully emerge in a stronger competitive position. In 2009 we made substantial reductions in operational and capital expenditures. This included an across-the-board 5% reduction in base salaries, the reduction of the bonus paid to our CEO and the freezing of the bonus amounts paid to our other named executive officers. Also, the payment of the bonuses of our other named executive officers for 2008 were deferred until January 2010. In 2009, the compensation of our directors was also reduced by 5%. We are equally committed to continuing our focus on cost containment in 2010. The base salaries of our named executive officers have been frozen, and the compensation of our directors has been significantly reduced during the first six months of 2010 (see “Compensation of Directors” below).

Administration and Oversight

The Compensation Committee (under this heading, the “Committee”) is comprised solely of independent directors. The responsibilities of the Committee include our management compensation programs and the compensation of our executive officers. In 2009, the Committee was responsible for determining the compensation of the CEO without management present. In 2009, with respect to the compensation of the other executive officers, the CEO provided input and made recommendations to the Committee, the Committee then made a recommendation to the Board and the Board decides the compensation to be paid to such executive officers. Commencing in 2010, the Committee will be responsible for recommending the compensation of all executive officers, including the CEO, to the Board for determination. The Committee will continue to be responsible for administering the Amended and Restated 2005 Plan and the CEO Plan.

Executive Compensation Objectives and Policies

The Committee believes that in order to maximize stockholder value, we must have a compensation program designed to attract and retain superior management at all levels in the organization. The objective of the management program is to both reward short-term performance and motivate long-term performance so that management’s incentives are aligned with the interests of the stockholders. The Committee believes that management at all levels should have a meaningful equity participation in our ownership, although no specific target level of equity holdings has been established for management by the Committee. While the Committee has awarded both restricted stock and options in the past, in 2009, the Committee, because of the unprecedented downturn in the economy and broadcast industry, decided to pause and not award any restricted stock or options, and see how events develop over the next year.

We attempt to achieve our objectives through compensation plans that tie a portion of our executives’ overall compensation to our financial performance and that are competitive with the marketplace. However, the Committee does not benchmark compensation of our executive officers to the compensation paid to executive officers of other public companies in the same industry. In 2009, the Committee’s primary focus was on internal cost containment. Other public companies that the Committee has generally looked at in past years for comparison include: Beasley Broadcast Group, Inc., Citadel Broadcasting Corporation, Cumulus Media Inc., Emmis Communications Corporation, Entercom Communications Corp., Fisher Communications, Inc., Journal Communications, Inc., Nexstar Broadcasting, Inc., Radio One, Inc., Regent Communications, Inc., Salem Communications Corporation and Spanish Broadcasting System, Inc.

The Committee’s current policy is that the various elements of the compensation package are not interrelated in that gains or losses from past equity incentives are not factored into the determination of other compensation. For instance, if options that are granted in a previous year become underwater the next year, the Committee does not take that into consideration in determining the amount of the bonus, options or restricted stock to be granted the next year. Similarly, if the options or restricted shares granted in a previous year become extremely valuable, the Committee does not take that into consideration in determining the bonus, options or restricted stock to be awarded for the next year. In addition, the amount of a cash bonus does not affect the number of options or restricted stock that is granted during a particular year.

We have no policy with regard to the adjustment or recovery of awards or payments if the relevant Company’s performance measures upon which they are based are restated or otherwise adjusted in a manner that would reduce the size of an award or payment.

Compensation Components

The key components of our executive compensation program generally consist of a base salary, a cash bonus and participation in our performance-based 2005 Incentive Compensation Plan (pursuant to which stock options, and restricted stock and restricted stock units may be awarded). In addition, the Company also has a 401(k) Plan and a Deferred Compensation Plan. Our executives can invest in our Class A Common Stock through our 401(k) Plan and in our Common Stock, as applicable, through the award of grants of stock options and/or restricted stock under the 2005 Incentive Compensation Plan. As noted above, however, in 2009, there were no awards of stock options and/or restricted stock. Our executive officers also receive certain health benefits and perquisites. In addition, pursuant to our employment agreement with Mr. Christian, our CEO, we provide for severance following a sale or transfer of control (but excluding a sale or transfer of control which does not involve an assignment of control of licenses or permits issued by the FCC). Our other executive officers also receive severance in connection with a change in control.

Base Salary

We entered into an employment agreement dated as of April 1, 2002 with our CEO (the “2002 employment agreement”). Effective January 1, 2003, the base salary was $500,000 per year. Beginning January 1, 2004, the CEO was entitled to a cost of living increase in his salary based on the percentage increase in the Consumer Price Index (or other comparable standard) during the previous calendar year. In December 2007, the Committee entered into a new employment agreement with the CEO, which became effective as of April 1, 2009 (the “2009 employment agreement”), following the expiration of the CEO’s 2002 employment agreement on March 31, 2009. The terms and conditions of the 2009 employment agreement are disclosed below under “Compensation of Executive Officers — Employment Agreement and Potential Payments Upon Termination or Change-in-Control.” The Committee entered into the 2009 employment agreement in December 2007 rather than waiting until closer to the expiration of the 2002 employment agreement in order to provide stability to the Company, assurance to the marketplace and certainty to Mr. Christian as to the future management of the Company during the next important period of Company operations. Under the 2009 employment agreement, the Committee modified the CEO’s base salary, modified the bonus provisions to eliminate a required payment to the CEO (as discussed below) and reduced the severance payment provision relating to sale or transfer of control (as discussed below). Under the 2009 employment agreement, the Committee increased the CEO’s base salary effective April 1, 2009 to $750,000 annually. In connection therewith, as disclosed above, the Committee looked at the compensation paid chief executive officers of other public companies. Effective March 1, 2009, the Company, as a cost-cutting measure, implemented a 5% reduction in base salaries, including the base salaries paid under Mr. Christian’s 2002 and 2009 employment agreements.

In 2009, the CEO provided input and made recommendations to the Committee as to the salaries of the other executive officers. The CEO recommended that base salaries in 2009 remain flat to those paid in 2008, and the Committee agreed. The Committee then made its recommendation to the Board of Directors, which agreed with the recommendation. As noted above, effective March 1, 2009, the Company as a cost-cutting measure, implemented a 5% reduction in base salaries, including the base salaries of those executive officers. See “Compensation of Executive Officers — 2009 CEO and Executive Officer Compensation” below.

Bonuses

The Company and the CEO entered into a Chief Executive Officer Annual Incentive Plan (the “CEO Plan”) effective as of January 1, 2000, which was approved by stockholders at the 2000 Annual Meeting of Stockholders and re-approved by stockholders at the 2005 Annual Meeting of Stockholders. It is being proposed for re-approval at this Meeting. (See “Proposal 3.”) The CEO’s 2009 employment agreement provides that the CEO shall be paid a bonus as determined pursuant to the terms of the CEO Plan or as otherwise determined by the Compensation Committee. The CEO Plan is performance driven. Among other reasons, the use of performance driven requirements is designed to permit the bonus payments to be fully deductible and exempt from Section 162(m) of the Code which generally disallows a tax deduction to public corporations for compensation over $1 million paid for any calendar year to the top five named executive officers in the Summary Compensation Table. See Proposal 3. Under the CEO Plan, within ninety (90) days after the beginning of each fiscal year, the Committee establishes the bonus opportunity for the CEO. In March 2009, the Committee approved two equally-weighted performance goals, improving cash flow through the reduction of operating expenses by 5% and achieving free cash flow of at least $13.0 million, and established the potential bonus amounts for 2009 under the CEO Plan, which if achieved, would allow the CEO to receive a bonus of up to $200,000 ($100,000 for attainment of each goal). In March 2010, the Committee approved a broadcast cash flow (“BCF”) goal pursuant to the CEO

Plan under which the CEO can earn a maximum of $250,000. The actual amount of the CEO’s bonus to be paid will be determined in 2011 after the Company’s 2010 results are finalized.

The CEO provides input and makes recommendations to the Committee as to the bonuses to be paid to the other executive officers. In light of the economy and the Company’s overall performance in 2009, the CEO recommended that each of the other executive officers receive a bonus for 2009 in the same amount as he or she received for 2008, and the Committee agreed. The Committee then made such recommendation to the Board for the Board’s final approval, and the Board agreed. See “Compensation of Executive Officers — 2009 CEO and Executive Officer Compensation” below.

Long Term Incentives

In 2005, we engaged Towers Perrin to conduct a review of our long-term incentive plan and provide recommendations, as appropriate, for redesigning our plan. We did not request, and Towers Perrin did not conduct, a review of our long-term incentive award opportunities relative to market levels. The purpose of the review was to determine a long-term strategy for providing an effective equity incentive package which would attract, motivate and retain our executive officers. Based on Towers Perrin’s recommendations, we developed a new strategy to award a combination of stock options and restricted stock, and adopted the 2005 Incentive Compensation Plan, subject to stockholder approval. Stockholders approved this Plan at the 2005 Annual Meeting of stockholders. The Amended and Restated 2005 Incentive Compensation Plan is being proposed for approval at this Meeting. (See “Proposal 2.”)

Pursuant to the 2005 Incentive Compensation Plan, the Committee in 2005, 2006 and 2007 determined a formula for awarding stock options and restricted stock. Generally, the formula was as follows: base salary times a target percentage times a percentage allocated to each of four different performance goals equals dollars available for options and restricted stock. The target percentage is based on a subjective determination by the Committee of the Company’s overall performance during the year. The performance goals and the relative weight given to each for any particular year are approved by the Committee. In June 2008, the Committee determined that it would only award restricted stock pursuant to the formula, with 100% of the dollars available allocated to restricted stock since stock options historically had not been an effective strategy, as previously granted options were generally underwater, and stock options had the potential to result in the issuance of a far larger number of shares than by granting only restricted stock. While the Committee has awarded both restricted stock and options in the past, in 2009, the Committee, because of the unprecedented downturn in the economy and broadcast industry, decided to pause and not award any restricted stock or options or approve target percentages or performance goals, and see how events develop over the next year.

If stock options are granted, they are generally granted with exercise prices equal to the closing price on the NYSE Amex of a share of Class A Common Stock on the date of grant, with pro-rata vesting at the end of each of the following five years from the date of grant. If restricted stock is granted, they are generally granted with pro-rata vesting at the end of each of the following five years from the date of grant. The CEO’s awards of stock options and restricted stock relate to Class B Common Stock and the other executive officers awards of stock options and/or restricted stock relate to Class A Common Stock. Only Mr. Christian or an affiliate of Mr. Christian hold Class B Stock. An affiliate includes (i) any individual or entity who or that controls or is under common control with Mr. Christian, (ii) any corporation or organization in which Mr. Christian is an officer or partner or the beneficial owner of 10% of more of the voting securities (other than the Company or a majority-owned subsidiary of the Company), (iii) a trust or estate in which Mr. Christian has a substantial beneficial interest or as to which he serves as trustee or in a similar fiduciary capacity), or (iv) any relative or spouse of Mr. Christian, or any relative of such spouse, who has the same home as Mr. Christian or who is a director or officer of the Company or any of its subsidiaries. An executive officer generally forfeits any unvested stock option and restricted stock award upon ceasing employment.

401(k) Plan

Our 401(k) Plan covers substantially all of our employees, including our executive officers. Under the Plan, our executive officers determine at the beginning of each quarter a fixed percentage of their base salary to be deferred and included in their 401(k) accounts. We also make discretionary matching contributions to all participants’ accounts, up to a maximum of $1,000. The matching portion of the Company’s contribution in past years has been invested in our Class A Common Stock, with the participant having the option to transfer the investment to another investment option, but due to the uncertain economic environment, we determined that a discretionary match would not be made for the 2009 plan year. All participants have the opportunity to invest their deferred amounts in our Class A Common Stock. The feature of the 401(k) Plan allowing our executives to purchase our Class A Common Stock is designed to align their interest with stockholders.

Employee Stock Purchase Plan

In 1999 our stockholders approved the Employee Stock Purchase Plan (“ESPP”) under which a total of 390,625 shares of our Class A Common Stock were eligible for sale to our employees, including our executive officers. Each quarter, an eligible employee could elect to withhold up to 10% percent of his or her compensation, up to a maximum of $5,000, to purchase shares of our stock at a price equal to 85% of the fair market value of the stock on the NYSE Amex as of the last day of such quarter. Only a few employees have taken advantage of, and only a small amount of shares have been purchased under, the ESPP. Accordingly, the ESPP expired on December 31, 2008, and was not renewed.

Deferred Compensation Plans

In 1999 and in 2005 we maintained nonqualified deferred compensation plans which allow executive officers and certain employees to annually elect, prior to January 1 of the calendar year in which the base salary or bonus is earned, to defer a portion of their base salary up to 15% (but not less than $2,500), and up to 85% of any bonus, on a pre-tax basis, until their retirement. The deferred amounts are periodically credited with investment returns by reference to investment options offered to participants in the plans, although the Company is not obligated to reserve funds to pay deferred amounts or, if it does so, to invest the reserves in any particular manner. The Company may, in its discretion, purchase policies of life insurance on the lives of the participants to assist the Company in paying the deferred compensation under the plans. The retirement benefit to be paid by the Company to a participant is the cumulative amount of compensation deferred by the participant and any notional investment returns thereon. The 2005 deferred compensation plan is substantially identical to the 1999 plan except for certain modifications to comply with Section 409A of the Internal Revenue Code of 1986. Any contributions made after 2004 are made pursuant to the 2005 deferred compensation plan. The Company has created grantor trusts to assist it in meeting its obligations under the plans. All assets of the trusts are dedicated to the payment of deferred compensation under the respective plans unless the Company becomes insolvent, in which case the assets are available to the Company’s creditors.

Health Plans and Perquisites

We provide our executive officers with certain benefits and perquisites. These benefits and perquisites are designed to attract and retain our senior managers. Benefits include basic life insurance and medical and dental insurance equal to that provided to other employees. In addition, executive officers also receive benefits under a split dollar life insurance plan. Executive officers are also eligible for car allowances and medical reimbursements. In addition, the CEO receives personal use of the Company’s private airplane and country club dues. Perquisites are provided in order to provide a total compensation package which is competitive with the marketplace for executive officers. Under the 2009 employment agreement, if the CEO’s employment is terminated for any reason, other than “for cause,” we have agreed to continue to provide health insurance and medical reimbursement to the CEO and his spouse commensurate with the CEO’s then current programs for a period of ten years.

Severance Arrangements

As discussed in more detail in the section below entitled “Compensation of Executive Officers-Employment Agreement and Potential Payments Upon Termination or Change-in-Control,” the CEO’s 2009 employment agreement has change-in-control severance arrangements. In addition, in December 2007, the Committee determined to enter into change-in-control agreements with its executive officers. The agreements are intended to help retain executives during continued industry consolidation and are designed to attract and retain senior managers and to provide for continuity of management in the event of a change-in-control.

Our CEO’s 2009 employment agreement provides that upon the sale or transfer of control of all or substantially all of our assets or stock or the consummation of a merger or consolidation in which we are not the surviving corporation, the CEO’s employment will be terminated and he will be paid an amount equal to 2.99 times the average of his total annual compensation (including base salary and bonuses but excluding stock options) for each of the three immediately preceding periods of twelve consecutive months, plus an additional amount as is necessary for applicable income taxes related to the payment. See “Employment Agreement and Potential Payments Upon Termination or Change-in-Control.”

With respect to the other executive officers, the change-in-control agreements provide that we shall pay a lump sum payment within forty-five days of the change-in-control of 1.5 times the average of the executive’s last three full calendar years of such executive’s base salary and any annual cash bonus. We or the surviving entity may require as a condition to receipt of payment that the executive continue in employment for a period of up to six months after consummation of the change-in-control. During such six months, the executive will continue to earn his pre-existing salary and benefits.

Compensation Committee Report

We have reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on our review and discussion with management we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and in our annual report on Form 10-K for the year ended December 31, 2009.

Compensation Committee

Gary Stevens, Chairman
Clarke R. Brown, Jr.
David B. Stephens

Notwithstanding anything to the contrary set forth in any of the Company’s previous filings under the Securities Act or the Exchange Act, that incorporate future filings, including this proxy statement in whole or in part, the foregoing Compensation Committee Report shall not be incorporated by reference into any such filings.

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee during the 2009 fiscal year were: Gary Stevens (Chairman), Clarke R. Brown, Jr. and David B. Stephens (commencing May 2009). Jonathan Firestone was a member of the Compensation Committee until May 2009. No member of this Committee was at any time during the 2009 fiscal year or at any other time an officer or employee of the Company, and no member of this Committee had any relationship with the Company requiring disclosure under Item 404 of Regulation S-K. No executive officer of the Company has served on the board of directors or compensation committee of any other entity that has or has had one or more executive officers who served as a member of the Board of Directors or the Compensation Committee during the 2009 fiscal year.

COMPENSATION OF EXECUTIVE OFFICERS

The following table sets forth the total compensation awarded to, earned by, or paid during 2009, 2008 and 2007 to our Chief Executive Officer, Chief Financial Officer, and our three most highly compensated executive officers other than the CEO and CFO whose total compensation for 2009 exceeded $100,000:

2009 Summary Compensation Table

							Non-
							Equity		All
					Stock	Option	Incentive		Other	Total
		Salary(1)(2)	Bonus(1)(2)		Awards(4)	Awards(5)	Plan Comp		Compensation(6)	Compensation
Name and Principal Position	Year	$	$		$	$	$		$	$

Edward K. Christian	2009	$708,551	$—		$—	$—	$200,000	(3)	$99,799	$1,008,350
President and CEO	2008	$582,429	$231,500	(3)	$71,880	$—	$112,500	(3)	$101,295	$1,099,604
	2007	$567,117	$270,022	(3)	$52,043	$119,066	$112,500	(3)	$99,477	$1,220,225
Samuel D. Bush,	2009	$321,890	$33,750		$—	$—	$—		$21,867	$377,507
Senior Vice President and	2008	$323,123	$33,750		$38,935	$—	—		$22,012	$417,820
Chief Financial Officer	2007	$319,142	$37,500		$29,191	$66,731	—		$21,466	$474,030
Steven J. Goldstein,	2009	$392,815	$63,000		$—	$—	$—		$24,446	$480,261
Executive Vice President and	2008	$394,332	$63,000		$38,935	$—	—		$23,000	$519,267
Group Program Director	2007	$389,461	$70,000		$35,606	$85,436	—		$26,006	$606,509
Warren S. Lada,	2009	$321,890	$33,750		$—	$—	$—		$22,368	$378,008
Senior Vice President of	2008	$323,133	$33,750		$38,935	$—	—		$29,487	$425,305
Operations	2007	$319,142	$37,500		$29,191	$66,731	—		$22,302	$474,866
Marcia K. Lobaito,	2009	$156,792	$20,000		$—	$—	$—		$22,349	$199,141
Senior Vice President, Corp	2008	$157,398	$20,000		$29,950	$—	—		$21,689	$229,037
Secretary and Director of Business Affairs	2007	$155,453	$22,500		$14,235	$32,516	—		$18,985	$243,689

(1)	Includes amounts that were deferred pursuant to Section 401(k) of the Internal Revenue Code. Under the 401(k) Plan, all of the matching funds were used to purchase 0 shares, 163 shares and 174 shares of Class A Common Stock for 2009, 2008 and 2007, respectively, for each of the named executive officers.

(2)	Includes amounts deferred under the Company’s Deferred Compensation Plan.

(3)	In 2009, the performance goals fixed by the Compensation Committee provided for a maximum bonus of $200,000. In 2008 and 2007, the performance goals fixed by the Compensation Committee provided for a maximum bonus of $800,000. In 2009, 2008 and 2007, Mr. Christian received a bonus of $200,000, $344,000 and $382,522, respectively. Of the bonus awarded Mr. Christian in 2009, the entire amount was awarded based on his having satisfied his performance goals. See “Compensation Discussion and Analysis — Bonuses” above. Of the bonus awarded Mr. Christian in 2008, $112,500 was awarded based on the Company achieving the free cash flow goal for fiscal year 2008. Of the bonuses awarded Mr. Christian in 2007, $112,500 was awarded based on the Company achieving the net revenue goal for fiscal year 2007. The balance of the bonuses for 2008 and 2007, $231,500 and $270,022, respectively, were awarded pursuant to the terms of Mr. Christian’s 2002 employment agreement which provided that Mr. Christian’s aggregate compensation in any year (excluding stock options) shall not be less than his average aggregate annual compensation for the prior three years unless his or the Company’s performance shall have declined substantially. Mr. Christian’s 2009 employment agreement does not include such a provision.

(4)	No stock was awarded in 2009. With respect to 2008 and 2007, the amounts shown reflect the aggregate grant date fair value of the stock awards. The grant date fair values of these awards were determined in accordance with Financial Accounting Standards Board ASC Topic 718 Stock Compensation (“FASB ASC Topic 718”). These amounts do not represent the actual amounts paid to or realized by the named executive officer for these awards during fiscal years 2008 and 2007. The amounts for 2008 and 2007 have been recomputed from those disclosed last year in accordance with SEC rules FASB ASC Topic 718.

(5)	No options were awarded in 2009 and 2008. With respect to 2007, the amounts shown represent the aggregate grant date fair value of the options granted in 2007. These amounts do not represent the actual amounts paid to or realized by the named executive officers for these awards during fiscal year 2007. The amount for 2007 has been recomputed in accordance with SEC rules and in accordance with FASB ASC Topic 718.

(6)	With respect to Mr. Christian, perquisites include personal use of Company provided auto, country club dues, medical expense reimbursement and personal use of a private airplane in 2009. In 2009, Mr. Bush, Mr. Lada and Ms. Lobaito received perquisites for personal use of Company provided auto, housing accommodation and medical expense reimbursements. No other named executive officer received aggregate perquisites of $10,000 or more in 2009. Perquisites are valued based on the aggregate incremental costs to the Company. In addition, in 2009, the Company paid life insurance (including split dollar) premiums for Mr. Christian, Mr. Bush, Mr. Goldstein, Mr. Lada and Ms. Lobaito in the amounts of $50,000, $10,000, $13,922, $10,000 and $10,000, respectively.

2009 CEO and Executive Officer Compensation

In 2009, our most highly compensated executive officer was Edward K. Christian, President and CEO. Mr. Christian received a salary of $708,551 in 2009 and earned a bonus of $200,000 for the 2009 fiscal year that was determined based on his 2009 employment agreement and the CEO Plan. Mr. Christian earned the sums by satifying the performance goals established by the Compensation Committee. Such bonus is designed to constitute “qualified, performance-based compensation” under Section 162(m) of the Code. See “Base Salary” and “Bonus” above under “Compensation Discussion and Analysis.”

The other named executive officers received no increase in their base salaries from those paid in 2008. In addition, the bonuses paid the other named executive officers were also the same as the bonuses paid in 2008, which were reduced by 10% from the amounts paid in 2007. See “Base Salary” and “Bonuses” under “Compensation Discussion and Analysis” above.

Grants of Plan-Based Awards

In 2007, pursuant to the 2005 Incentive Compensation Plan, the Compensation Committee determined a formula for awarding stock options and restricted stock to the executive officers. In June 2008, the Committee determined that it would only award restricted stock under the formula. See “Long Term Incentives” under “Compensation Discussion and Analysis” above.

In 2009, the Committee determined not to award any stock options or restricted stock.

The following table sets forth information concerning equity and non-equity incentive plan award made to each of the named executive officers of the Company during 2009.

2009 Grants of Plan-Based Awards

Grant Date
			Estimated Future Payouts			Estimated Future Payouts		Fair Value
			Under Non-Equity			Under Equity Incentive		of Stock
			Incentive Plan Awards(1)			Plan Awards		and Option
	Award	Grant	Threshold	Target	Awards	Threshold	Maximum	Awards
Name	Type	Date	($)	($)	($)	(#)	(#)	($)

Edward K. Christian						—	—	—
	CEO Plan		$100,000	$200,000	$200,000
Samuel D. Bush	—	—	—	—	—	—	—	—
	—	—
Steven J. Goldstein	—	—	—	—	—	—	—	—
	—	—
Warren S. Lada	—	—	—	—	—	—	—	—
	—	—
Marcia K. Lobaito	—	—	—	—	—	—	—	—

(1)	These awards were made under the CEO Plan. The table shows the potential amounts which could have been earned in 2009 if the performance goals were achieved at the minimum threshold, 100% of target and at maximum bonus. There were two equally weighted performance goals for 2009, which if achieved would pay $100,000 each. The threshold amount is the amount which would have been paid if only one performance goal had been achieved. The target is the amount which would have been paid if both performance goals were achieved, which is equivalent to the maximum which could be paid. The CEO Plan is further described above in the “Compensation and Discussion Analysis” and the “2009 CEO and Executive Officer Compensation” sections of this Proxy Statement. The actual payments from these awards are included in the ’Non-Equity Incentive Plan Compensation’ column of the “Summary Compensation Table.”

Outstanding Equity Awards at Fiscal Year-End

The following table provides information as of December 31, 2009 regarding unexercised options, stock that has not vested; and equity incentive plan awards for each named executive officer outstanding as of December 31, 2009:

Outstanding Equity Awards at Fiscal Year-End Table

	Option Awards(1)				Stock Awards(1)
	Number of	Number of			Number of	Market Value of
	Securities Underlying	Securities Underlying			Shares or Units	Shares or Units
	Unexercised Options	Unexercised Options	Option	Option	of Stock That	of Stock That
	(#)	(#)	Exercise Price	Expiration	Have Not Vested	Have Not Vested
Name	Exercisable	Unexercisable	($)	Date	(#)	($)(2)

Edward K. Christian
6/06/2001	4,636	—	$56.96	6/06/2011	—	—
6/14/2005	8,286	2,072	$58.80	6/14/2015	460	$5,768
3/21/2006	14,332	9,554	$36.00	3/21/2016	2123	$26,622
5/18/2007	2,468	3,702	$37.96	5/18/2017	822	$10,308
6/25/2008	—	—	—	—	2,400	$30,096
Samuel D. Bush
6/06/2001	4,337	—	$56.96	6/06/2011	—	—
6/14/2005	4,609	1,152	$58.80	6/14/2015	256	$3,210
3/21/2006	7,926	5,284	$36.00	3/21/2016	1,174	$14,722
5/18/2007	1,383	2,075	$37.96	5/18/2017	461	$5,781
6/25/2008	—	—	—	—	1,300	$16,302
Steven J. Goldstein
6/01/2000	9,367	—	$67.20	6/01/2010	—	—
6/06/2001	8,427	—	$56.96	6/06/2011	—	—
5/30/2002	7,654	—	$83.20	5/30/2012	—	—
6/14/2005	5,624	1,406	$58.80	6/14/2015	313	$3,925
3/21/2006	9,672	6,448	$36.00	3/21/2016	1,433	$17,970
5/18/2007	1,688	2,532	$37.96	5/18/2017	563	$7,060
6/25/2008	—	—	—	—	1,300	$16,302
Warren S. Lada
6/06/2001	4,611	—	$56.96	6/06/2011	—	—
6/14/2005	4,609	1,152	$58.80	6/14/2015	256	$3,210
3/21/2006	7,926	5,284	$36.00	3/21/2016	1,174	$14,722
5/18/2007	1,383	2,075	$37.96	5/18/2017	461	$5,781
6/25/2008	—	—	—		1,300	$16,302
Marcia K. Lobaito
6/01/2000	4,120	—	$67.20	6/01/2010	—	—
6/06/2001	4,546	—	$56.96	6/06/2011	—	—
5/30/2002	3,638	—	$83.20	5/30/2012	—	—
6/14/2005	2,234	559	$58.80	6/14/2015	124	$1,555
3/21/2006	3,861	2,574	$36.00	3/21/2016	572	$7,173
5/18/2007	674	1,011	$37.96	5/18/2017	225	$2,822
6/25/2008	—	—	—	—	1,000	$12,540

(1)	Option grants and restricted stock awards are fully vested at the end of the first five years following the date of the grant or award, 20% per year. The number of shares, exercise prices and market values have been adjusted for the 1-for-4 reverse stock split on January 28, 2009.

(2)	The closing market price of our Class A Common Stock on the NYSE Amex on December 31, 2009 was $12.54 per share.

Option Exercises and Stock Vested

The following table sets forth the options exercised by the executive officers listed below in 2009 and the restricted stock of the executive officers listed below which vested during the year ended December 31, 2009.

2009 Option Exercises and Stock Vested Table

	Option Awards		Stock Awards
	Number of	Value	Number of	Value
	Shares	Realized	Shares	Realized
	Acquired on	on	Acquired on	on
	Exercise	Exercise	Vesting	Vesting
Name	(#)	($)	(#)(1)	($)(2)

Edward K. Christian	—	—	2,396	$8,383
Samuel D. Bush	—	—	1,322	$4,624
Steven J. Goldstein	—	—	1,542	$5,390
Warren S. Lada	—	—	1,322	$4,624
Marcia K. Lobaito	—	—	735	$2,569

(1)	The number of shares which have vested has been adjusted to reflect the 1-for-4 reverse stock split on January 28, 2009.

(2)	The value realized on vesting is obtained by multiplying the number of shares of restricted stock which have vested during the year ended December 31, 2009 by the market value of the Class A Common Stock on the vesting date (adjusted by the 1-for-4 reverse stock split on January 28, 2009). Mr. Christian receives restricted shares of Class B Common Stock.

Nonqualified Deferred Compensation

In 1999 and in 2005 we established nonqualified deferred compensation plans which allow executive officers and certain employees to annually elect, prior to January 1 of the calendar year in which the base salary or bonus is earned, to defer a portion of their base salary up to 15% (but not less than $2,500), and up to 85% of any bonus, on a pre-tax basis, until their retirement. The deferred amounts are invested in investment options offered under the plans. The Company may, in its discretion, purchase policies of life insurance on the lives of the participants to assist the Company in paying the deferred compensation under the plans. The Company has created model trusts to assist it in meeting its obligations under the plans. All investment assets under the plans are the property of the Company until distributed. The retirement benefit to be provided is based on the amount of compensation deferred and any earnings thereon. The 2005 Incentive Compensation Plan is substantially identical to the 1999 plan except for certain modifications to comply with Section 409A of the Internal Revenue Code of 1986. Any contributions made after 2004 are made pursuant to the 2005 deferred compensation plan.

Under the plans, upon termination of the executive officer’s employment with the Company, he or she will be entitled to receive all amounts credited to his or her account, in one lump sum, in sixty (60) monthly installments or in one hundred twenty (120) monthly installments. In addition, under the 2005 deferred compensation plan, upon a participant’s death, if the Company has purchased a life insurance policy on the life of a participant, the benefit payable shall equal the value of the participant’s account multiplied by one and one half (1.5), but the incremental increase to such account shall not exceed $150,000. Upon a change of control of the Company, each participant shall be distributed all amounts credited to his or her account in a lump sum. Mr. Christian does not participate in the plans.

Nonqualified Deferred Compensation Table

	Executive	Registrant	Aggregate	Aggregate
	Contributions	Contributions	Earnings (Loss)	Withdrawals/	Aggregate Balance
	in Last FY	in Last FY	in Last FY	Distributions	at Last FYE
Name	($)	($)	($)	($)	($)

Edward K. Christian	—	—	—	—	—
Samuel D. Bush	—	—	$3,438	—	$97,506
Steven J. Goldstein	—	—	$(18)	—	$5,823
Warren S. Lada	$16,095	—	$34,145	—	$220,160
Marcia K. Lobaito	$24,454	—	$11,491	—	$128,137

Employment Agreement and Potential Payments Upon Termination or Change-in-Control

CEO’s Employment Agreement.

Mr. Christian had an employment agreement, the 2002 employment agreement, with us which expired in March 2009. (See description below of 2009 employment agreement which went into effect on April 1, 2009). The 2002 employment agreement provided for certain compensation, death, disability and termination benefits, as well as the use of an automobile. The annual base salary under the agreement was $500,000 per year effective January 1, 2003, and subject to annual cost of living increases effective January 1 each year thereafter. Under the 2002 employment agreement, Mr. Christian’s base salary was $582,429 for fiscal 2008. Mr. Christian was also eligible to participate, in accordance with their terms, in all medical and health plans, life insurance, profit sharing, pension and other employment benefits as are maintained by the Company for other key employees performing services. During the term of the employment agreement, the Company was required to maintain all existing policies of insurance on Mr. Christian’s life, including the existing split-dollar policy, and also maintain its existing medical reimbursement policy. Under the agreement, Mr. Christian was also furnished with an automobile and other fringe benefits as have been afforded him in the past or as were consistent with his position. The agreement provided that he was eligible for annual bonuses and stock options to be awarded at the discretion of the Board of Directors. The agreement provided that Mr. Christian’s aggregate compensation in any year may not be less than his average aggregate annual compensation for the prior three years unless his or our performance shall have declined substantially. The agreement would terminate upon Mr. Christian’s death and could be terminated by either party in the event of Mr. Christian’s disability for a continuous period of eight months, or an aggregate period of twelve months within any 18 month period. In addition, by a majority vote of the independent directors, we could terminate the agreement for cause. “For cause” means “conviction of a felony, willful misconduct, gross neglect of duty, material breach of fiduciary duty to the Company, or material breach of the employment agreement.

The 2002 employment agreement provided that upon our sale or transfer of control, of all or substantially all of the assets or stock of the Company or the consummation of a merger or consolidation involving the Company in which the Company is not the surviving corporation (but excluding the sale or transfer of control which does not involve an assignment of control of licenses or permits issued by the FCC), Mr. Christian’s employment will be terminated and he will be paid an amount equal to five times the average of his total compensation for the preceding three years plus an additional amount as is necessary for applicable income taxes related to the payment.

The agreement provided that Mr. Christian’s bonuses will be paid in accordance with the CEO Plan. However, the Board, in its discretion, may also award bonuses to Mr. Christian that are not in accordance with this Plan. Any such discretionary bonuses may not qualify as performance based compensation within the meaning of Section 162(m) of the Code.

The agreement contained a covenant not to compete restricting Mr. Christian from competing with us in any of our markets during the term of the agreement and if he voluntarily terminated his employment with the Company or is terminated for cause, for a three year period thereafter.

In December, 2007, we entered into the 2009 employment agreement with Mr. Christian which became effective April 1, 2009. The 2009 employment agreement terminates on March 31, 2014. Except as set forth below, the terms and conditions of the 2009 employment agreement are substantially the same as the 2002 employment agreement. Under the 2009 employment agreement, we shall pay Mr. Christian a salary at the rate of $750,000 per year. However, pursuant to the Company’s directive, effective March 1, 2009, the Company implemented a 5% reduction in base salaries, including the base salaries paid under Mr. Christian’s 2002 employment agreement and the 2009 employment agreement. The 2009 employment agreement also permits Mr. Christian to elect to defer any or all of his annual salary paid during the term of the agreement. In connection therewith, in order to help the Company with its cash flow, Mr. Christian elected to defer $102,312 of his 2009 salary, with 50% paid on January 1, 2010 and 50% paid on April 1, 2010. Beginning on April 1, 2010, the Compensation Committee, in its discretion, is required to determine the amount of an increase to Mr. Christian’s then existing annual salary, however, the increase shall not be less than the lesser of three percent or a cost of living increase based on the consumer price index. In April 2010, the Committee determined that Mr. Christian would continue to receive a salary of $750,000 for 2010. The provision in the 2002 employment agreement that provides that Mr. Christian’s aggregate compensation in any year may not be less than his average aggregate annual compensation for the prior years unless his or our performance shall have declined substantially has been eliminated. In March 2009, the Committee approved performance goals and established the potential bonus amounts for 2009 under the CEO Plan, which were achieved and under which Mr. Christian received a bonus of $200,000. See “Compensation Discussion and Analysis — Bonuses” above for additional disclosure relating to the 2009 bonus and the performance goals for 2010 that were established by the Compensation Committee. The multiple to be paid to Mr. Christian in the event of the sale or transfer of control, etc. has been reduced from five times the average of his total compensation for the preceding three years to 2.99 times. In connection with the 2009 employment agreement, we also paid Mr. Christian an extension payment of $100,000 upon execution of the agreement. Also, if Mr. Christian’s employment is terminated for any reason, including death or voluntary resignation but not a “for cause” termination (same definition as under the 2002 employment agreement), we are required to continue to provide health insurance and medical reimbursement to Mr. Christian and his spouse and to maintain and enforce all existing life insurance policies for a period of ten years.

Change in Control Agreements.

As of December 28, 2007, Samuel D. Bush, , Steven J. Goldstein, Warren S. Lada, and Marcia K. Lobaito entered into change in control agreements. A change in control is defined to mean the occurrence of (a) any person or group becoming the beneficial owner, directly or indirectly, of more than 30% of the combined voting power of the Company’s then outstanding securities and Mr. Christian ceasing to be Chairman and CEO of the Company; (b) the consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which results in the voting securities of the Company outstanding immediately prior thereto continuing to represent more than 50% of the combined voting securities of the Company or such surviving entity; or (c) the approval of the stockholders of the Company of a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of its assets.

If there is a change in control, the Company shall pay a lump sum payment within 45 days thereof of 1.5 times the average of the executive’s last three full calendar years of such executive’s base salary and any annual cash bonus paid. In the event that such payment constitutes a “parachute payment” within the meaning of Section 280G subject to an excise tax imposed by Section 4999 of the Internal Revenue Code, the Company shall pay the executive an additional amount so that the executive will receive the entire amount of the lump sum payment before deduction for federal, state and local income tax and payroll tax. In the event of a change in control (other than the approval of plan of liquidation), the Company or the surviving entity may require as a condition to receipt of payment that the executive continue in employment for a period of up to six months after consummation of the change in control. During such six months, executive will continue to earn his pre-existing salary and benefits. In such case, the executive shall be paid the lump sum payment upon completion of the continued employment. If, however, the executive fails to remain employed during this period of continued employment for any reason other than (a) termination without cause by the Company or the surviving entity, (b) death, (c) disability or (d) breach of the agreement by the Company or the surviving entity, then executive shall not be paid the lump sum payment. In addition, if the executive’s employment is terminated by the Company without cause within six months prior to the consummation of a change in control, then the executive shall be paid the lump sum payment within 45 days of such change in control. Termination for cause means: (a) willful dishonesty involving the Company, excluding good faith expense account disputes, (b) conviction of or entering of a no contest plea to a felony or other crime involving material dishonesty or moral turpitude, (c) material failure or refusal to perform the executive’s duties or other lawful directive from the CEO or Board of Directors which is not cured by the executive within ten (10) days after receipt by executive of a written notice from the Company specifying the details thereof, (d) willful violation by the executive of the Company’s lawful policies or of the executive’s fiduciary duties, which violation is not cured by the executive within ten (10) days after receipt by the executive of a written notice from the Company specifying the details thereof, (e) the executive’s willful violation of the Company’s published business conduct guidelines, code of ethics, conflict of interest or similar policies or (f) illegal drug or substance abuse or addiction by the executive which is not protected by law.

Under the form of stock option agreement made and entered into pursuant to the 2005 Incentive Compensation Plan, all options become fully vested and exercisable in full upon the occurrence of a change-in-control as defined in the Plan or if the Compensation Committee determines that a change-in-control has occurred, if the optionee is an employee at the time of such occurrence. Similarly, under the form of restricted stock agreement adopted under the 2005 Incentive Compensation Plan, the vesting or restricting period shall lapse with respect to all restricted stock upon the occurrence of a change-in-control, as defined in the Plan, or if the Compensation Committee determines that a change-in-control has occurred if the grantee of the restricted stock is an employee at the time of such occurrence.

Under the Company’s 1999 and 2005 Deferred Compensation Plans, in which Mr. Christian does not participate, upon a change-in-control of the Company as defined in such plans, each participant shall be distributed all amounts credited to the account of the participant in a lump sum.

The following tables show the estimated payments and benefits to the CEO and the other named executive officers in the event of a change in control, upon retirement, upon termination other than retirement or death and upon death assuming the trigger event occurred on December 31, 2009 and the price per share, as applicable, is the closing price on December 31, 2009:

Change in Control
	CEO
	Employment
	Agreement						Account			CSV of
	Salary,	Change in	Split	Life	Health		Balance			Split	Total
	Bonus & Tax	Control	Dollar	Insurance	Insurance	Medical	Non-Qualified		Stock	Dollar	Change in
	Gross-Up	Agreements	Premium	Premiums	Premiums	Reimbursement	Plan	Restricted	Options	Policy	Control
	(1)	(2)	(3)(10)	(4)	(5)	(6)	(7)	Stock(8)	(9)	(10)	Payments

Edward Christian	$4,692,032		$500,000	$75,000	$130,000	$99,980	—	$72,794	—	$300,287	$5,870,093

Samuel Bush	—	$534,583	—	—	—	—	$97,506	40,015	—	87,803	759,907

Steven Goldstein	—	686,304	—	—	—	—	5,823	45,257	—	230,664	968,048

Warren Lada	—	534,583	—	—	—	—	220,160	40,015	—	83,299	878,057

Marcia Lobaito	—	266,072	—	—	—	—	128,137	24,090	—	79,471	497,770

Total	$4,692,032	$2,021,542	$500,000	$75,000	$130,000	$99,980	$451,626	$222,171	—	$781,524	$8,973,875

Footnotes:

(1)	2.99 times 3 year average annual salary and bonus, grossed up for applicable taxes.

(2)	1.5 times 3 year average annual salary and bonus.

(3)	$50,000 annual premium for split dollar life insurance policy under CEO employment agreement for 10 years.

(4)	$750,000 life insurance policy for CEO under CEO Employment agreement for 10 years estimated at $7,500 per year.

(5)	Health insurance premiums for CEO and spouse under CEO employment agreement for 10 years estimated at $13,000 per year.

(6)	Medical reimbursement for CEO and spouse under CEO employment agreement for 10 years estimated at $9,998 per year.

(7)	Participant distributed account balance in a lump sum.

(8)	All unvested units of restricted stock become fully vested.

(9)	All unvested stock options which accelerate and become fully vested are given no value because they are all underwater as of December 31, 2009.

(10)	All rights in the policy are assigned to the insured upon change in control (cash surrender value of policy).

Retirement upon age 65
	Account Balance	CSV of Split Dollar	Total Retirement
	NonQualified Plan(1)	Policy(2)	Payments

Edward Christian	—	$300,287	$300,287
Samuel Bush	$97,506	87,803	185,309
Steven Goldstein	5,823	230,664	236,487
Warren Lada	220,160	83,299	303,459
Marcia Lobaito	128,137	79,471	207,608

Total	$451,626	$781,524	$1,233,150

Footnotes

(7)	Participant distributed account balance in a lump sum

(10)	All rights in the policy are assigned to the insured upon change in control or separation from retirement at age 65 (cash surrender value of policy)

Termination other Than Retirement or Death
	Account Balance	Total Termination
	NonQualified Plan(1)	Payments

Edward Christian	—	—
Samuel Bush	$97,506	$97,506
Steven Goldstein	5,823	5,823
Warren Lada	220,160	220,160
Marcia Lobaito	128,137	128,137

Total	$451,626	$451,626

Footnote

(1)	Participant distributed account balance in a lump sum

Termination Due to Death
	Account Balance		Total Termination
	+1/2 of A/B Non	Split Dollar	Due to Death
	Qualified Plan(1)	Policy(2)	Payments

Edward Christian	—	$7,000,000	$7,000,000
Samuel Bush	$146,259	500,000	646,259
Steven Goldstein	8,735	1,125,000	1,133,735
Warren Lada	330,240	500,000	830,240
Marcia Lobaito	192,206	250,000	442,206

Total	$677,439	$9,375,000	$10,052,439

Footnotes:

(1)	Participant distributed 1.5 times account balance up to a limit of

(2)	Beneficiary receives face value of policy plus accumulation value (cash surrender value less premiums paid by employer). All policies’ accumulation value is zero at December 31, 2009. The CEO policy insures CEO and spouse for $7,000,000 and is paid out upon death of both spouses to successors.

COMPENSATION OF DIRECTORS

During 2009, each director who is not an employee agreed to reduce his annual cash retainer, which is paid quarterly, from $40,000 to $38,000 ($9,500 per quarter). Further, Chairpersons of each committee who are not employees agreed to reduce their additional annual cash retainer from $10,000 to $9,500 ($2,375 quarterly). In January 2010, each director who is not an employee agreed to reduce the quarterly cash retainer of $9,500 to $7,500 for the first two quarters of fiscal 2010. All non-management directors are required to hold and maintain 1,250 shares of the Company’s Class A Common Stock. Non-management directors are required to achieve this guideline within five years of joining the Board, or in the case of non-

management directors serving at the time the guidelines were adopted, within five years of the date of the adoption of the guideline.

Directors may elect to have part of their annual retainer used to pay for life insurance premiums. Directors may also elect to pay out-of-pocket for health insurance benefits currently offered by the Company to its employees under its self-insured program. In the alternative, directors may elect to have part of their annual retainer used to pay for such benefits. Directors are also permitted to take into income the value of the health insurance benefit.

2009 Director Compensation Table

	Fees Earned or	All Other
	Paid in Cash	Compensation	Total
Name	($)	($)	($)

Donald J. Alt.	$48,125	$—	$48,125
Brian Brady	$38,500	$—	$38,500
Clarke R. Brown, Jr.	$38,500	$—	$38,500
Jonathan L. Firestone	$23,780 (1)	$—	$23,780
Robert J. Maccini	$35,609 (2)	$—	$35,609
David B. Stephens	$14,824	$—	$14,824
Gary G. Stevens	$48,125	$8,960 (3)	$57,085

(1)	Director until May 2009.

(2)	Director until September 2009.

(3)	Value of health insurance provided to Mr. Stevens.

CERTAIN BUSINESS RELATIONSHIPS AND TRANSACTIONS
WITH DIRECTORS AND MANAGEMENT

Policy

Pursuant to our corporate governance guidelines, the finance and audit committee is required to conduct a review of all related party transactions for potential conflicts of interest. All such transactions must be approved by the finance and audit committee. To the extent such transactions are on-going business relationships with the Company, such transactions are reviewed annually and such relationships shall be on terms not materially less favorable than would be usual and customary in similar transactions between unrelated persons dealing at arm’s-length.

Related Party Transactions

On April 1, 2003, we acquired an FM radio station (WSNI-FM) in the Winchendon, Massachusetts market for approximately $290,000 plus an additional $500,000 if within five years of closing we obtained approval from the FCC for city of license change. The radio station was owned by Aritaur Communications, a company in which Robert Maccini, a former member of our Board of Directors (resigned September 2009), is an officer and director, and has a 33% voting ownership interest, and 26% non-voting ownership interest. We began operating this station under the terms of a Time Brokerage Agreement on February 1, 2003. In January 2007, we agreed to pay such company $50,000 in cancellation of the obligation to pay the additional conditional payment of $500,000, with $25,000 paid in each of January

2007 and January 2008. The same company has a 65% ownership interest in another company, Ando Media LLC, of which Mr. Maccini is President and CEO, which entered into a licensing agreement with us, which renews annually unless terminated, to provide us with certain Internet radio services. We paid $81,000, $91,000 and $22,000 in software licensing fees to such company and such company sold us at its cost certain equipment for $1,000, $1,000 and $52,000 during the years ended December 31, 2009, 2008 and 2007.

Surtsey Productions, Inc. owns the assets of television station KVCT in Victoria, Texas. We operate KVCT under a TBA with Surtsey Productions which we entered into in May 1999. Under the FCC’s ownership rules, we are prohibited from owning or having an attributable or cognizable interest in this station. Under the TBA, during 2009, 2008 and 2007, we paid Surtsey Productions fees of approximately $3,100 per month plus, accounting fees and reimbursement of expenses actually incurred in operating the station. Surtsey Productions is a multi-media company 100%-owned by the daughter of Mr. Christian, our President, Chief Executive Officer and Chairman.

In March 2003, we entered into an agreement of understanding with Surtsey Productions whereby we have guaranteed up to $1,250,000 of the debt incurred by Surtsey Productions, and its subsidiary Surtsey Media, LLC, in closing the acquisition of a construction permit for KFJX-TV station in Pittsburg, Kansas. At December 31, 2009 there was $1,078,000 of debt outstanding under this agreement. In consideration for the guarantee, a subsidiary of Surtsey Productions has entered into various agreements with us relating to the station, including a Shared Services Agreement, Technical Services Agreement, Agreement for the Sale of Commercial Time, Option Agreement and Broker Agreement. We do not have any recourse provision in connection with our guarantee that would enable us to recover any amounts paid under the guarantee, other than as provided in our various agreements. We paid fees under the agreements during 2009, 2008 and 2007 of approximately $4,100 per month plus accounting fees and reimbursement of expenses actually incurred in operating the station. We generally prepay Surtsey quarterly for its estimated expenses. The station, a full power Fox affiliate, went on the air for the first time on October 18, 2003. Under the FCC’s ownership rules we are prohibited from owning or having an attributable or cognizable interest in this station.

Surtsey Productions leases office space in a building owned by us and paid us rent of approximately $15,000, $18,000 and $6,000 during the years ended December 31, 2009, 2008 and 2007. During 2007, Surtsey Productions provided graphic design services of approximately $24,000 for our Milwaukee, Wisconsin market.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our officers and directors, and persons who own more than 10% of a registered class of our equity securities (“insiders”), to file reports of ownership and changes in ownership with the SEC. Insiders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of the copies of such reports received by us, or written representations from certain reporting persons that no reports on Form 5 were required for those persons for the year 2009, we believe that our officers and directors complied with all applicable reporting requirements for the year 2009.

OTHER MATTERS

Management does not know of any matters which will be brought before the Annual Meeting other than those specified in the notice thereof. However, if any other matters properly come before the Annual

Meeting, it is intended that the persons named in the form of proxy, or their substitutes acting thereunder, will vote thereon in accordance with their best judgment.

STOCKHOLDER PROPOSALS AND
DIRECTOR NOMINATIONS FOR ANNUAL MEETINGS

Stockholder proposals that are intended to be presented at our 2011 Annual Meeting of Stockholders must be received at our offices, 73 Kercheval Avenue, Grosse Pointe Farms, Michigan 48236, no later than December 21, 2010, to be considered for inclusion in our proxy statement and proxy card relating to that meeting. Stockholder proposals which are not to be included in our proxy statement for the 2011 Annual Meeting and stockholder nominations of persons for election to the Board of Directors must be submitted in accordance with our bylaws, which set forth the information that must be received no later than February 9, 2011. All proposals should be directed to the Secretary, and should be sent certified mail, return receipt requested in order to avoid confusion regarding dates of receipt. We expect the persons named as proxies for the 2010 Annual Meeting to use their discretionary voting authority, to the extent permitted by law, with respect to any proposal or nomination presented at the Meeting by a stockholder.

EXPENSE OF SOLICITING PROXIES

All the expenses of preparing, assembling, printing and mailing the material used in the solicitation of proxies by the Board will be paid by us. In addition to the solicitation of proxies by use of the mails, our officers and regular employees may solicit proxies on behalf of the Board by telephone, telegram or personal interview, the expenses of which will be borne by us. Arrangements may also be made with brokerage houses and other custodians, nominees and fiduciaries to forward soliciting materials to the beneficial owners of stock held of record by such persons at our expense.

By order of the Board of Directors,

MARCIA LOBAITO
Secretary

Grosse Pointe Farms, Michigan
April 20, 2010

APPENDIX A

AMENDED AND RESTATED SAGA COMMUNICATIONS, INC.
2005 INCENTIVE COMPENSATION PLAN

I. GENERAL PROVISIONS

1.1  Purpose.  The purposes of this Saga Communications, Inc., 2005 Incentive Compensation Plan (the “Plan”) are to encourage officers and selected employees of Saga Communications, Inc. (the “Company”) and its Subsidiaries to acquire a proprietary interest in the Company in order to create an increased incentive to contribute to the Company’s future success and prosperity, and enhance the ability of the Company and its Subsidiaries to attract and retain highly qualified individuals upon whom the sustained progress, growth and profitability of the Company depend, thus enhancing the value of the Company for the benefit of its stockholders.

1.2  Participants.  Participants in the Plan shall be such Employees (including Employees who are directors) of the Company as the Committee may select from time to time, The Committee may grant Awards to an individual upon the condition that the individual become an Employee of the Company, provided that the Award shall be deemed to be granted only on the date that the individual becomes an Employee. Notwithstanding the foregoing, only Edward K. Christian shall be eligible to receive Awards denominated in Class B Common Stock.

1.3  Definitions.  As used in this Plan, the following terms have the meaning described below:

(a) “Agreement” means the written agreement that sets forth the terms of a Participant’s Award.

(b) “Award” means any Option, Restricted Stock, Restricted Stock Unit or Performance Award, or other incentive award granted under this Plan.

(c) “Cashless Exercise Procedure” means delivery to the Company by a Participant exercising an Option of a properly executed exercise notice, acceptable to the Company, together with irrevocable instructions to the Participant’s broker to deliver to the Company sufficient cash to pay the exercise price and any applicable income and employment withholding taxes, in accordance with a written agreement between the Company and the brokerage firm.

(d) “Cause” means (1) with respect to any Participant who is a party to a written employment agreement with the Company, “Cause” as defined in such employment agreement, or (2) with respect to any Participant who is not a party to a written employment agreement with the Company, personal dishonesty, willful misconduct, any breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or receipt of a final cease-and-desist order. In determining willfulness, no act or failure to act on a Participant’s part shall be considered “willful” unless done or omitted to be done by the Participant not in good faith and without reasonable belief that the Participant’s action or omission was in the best interests of the Company.

(e) “Change in Control” means the occurrence of any of the following events:

(1) any one person, or more than one person acting as a group, other than a person owning more than 50% of the total voting power of all outstanding voting securities of the Company on the Effective Date, acquires ownership of stock of the Company that, together with stock held by such person or group, constitutes more than 50% of the total voting power of all outstanding voting securities of the Company; or

(2) any one person, or more than one person acting as a group, other than a person owning more than 35% of the total voting power of all outstanding voting securities of the Company on the Effective Date, acquires ownership of stock of the Company possessing 35% or more of the total voting power of all outstanding voting securities of the Company; or

(3) a majority of the members of the Company’s Board of Directors is replaced during any period of 12 consecutive calendar months by directors whose appointment or election is not endorsed by a majority of the directors prior to the date of appointment or election of a director; or

(4) any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or group of persons) assets from the Company that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisitions or acquisitions; provided that no Change in Control shall be deemed to have occurred pursuant to this clause (4) if the transfer of assets is to (i) a shareholder of the Company in exchange for or in respect of the Company’s stock, (ii) an entity, 50% or more of the total value or voting power of which is owned directly or indirectly by the Company, (iii) a person or more than one person acting as a group who owns, directly or indirectly 50% or more of the total value or voting power of the Company’s outstanding voting stock, or (iv) an entity at least 50% of the total value or voting power of which is owned by a person described in sub-clause (iii) hereof.

(f) “Class A Common Stock” means shares of the Company’s authorized and unissued Class A common stock, or reacquired shares of such Class A common stock.

(g) “Class B Common Stock” means shares of the Company’s authorized and unissued Class B common stock, or reacquired shares of such Class B common stock.

(h) “Code” means the Internal Revenue Code of 1986, as amended.

(i) “Committee” means the Compensation Committee of the Company’s Board of Directors, or any committee of two or more “non-employee directors” (as defined in Rule 16b-3 under the Exchange Act) who also constitute “outside directors” (as defined under Code Section 162(m) if applicable at the time) if designated by the Board to administer the Plan. The fact that a Committee member shall fail to qualify under Rule 16b-3 under the Exchange Act or Code Section 162(m) shall not invalidate any grant or award made by the Committee, if the grant or award is otherwise validly granted under the Plan.

(j) “Common Stock” means shares of Class A Common Stock or Class B Common Stock.

(k) “Disability” means disability as defined in Section 22(e) of the Code.

(l) “Effective Date” means the date on which the Board of Directors of the Company has adopted the Plan.

(m) “Employee” means an employee of the Company, who has an “employment relationship” with the Company, as defined in Treasury Regulation 1.421-7(h); and the term “employment” means employment with the Company.

(n) “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time and any successor thereto.

(o) “Fair Market Value” means with respect to any share of Common Stock on the Grant Date, the closing price of the Class A Common Stock on the New York Stock Exchange (the “NYSE”), or any other such stock exchange or stock market on which the Class A Common Stock may be listed or traded, for the Grant Date. In the event that there were no Class A Common Stock transactions on such date, the Fair Market Value shall be determined as of the immediately preceding date on which there were Class A Common Stock transactions. Unless otherwise specified in the Plan, “Fair Market Value” for purposes of determining the value of Class A Common Stock on the date of exercise means the closing price of the Class A Common Stock on the NYSE, or any other such stock exchange or stock market on which the Class A Common Stock may be listed or traded, on the last date preceding the exercise of which there were Class A Common Stock transactions.

(p) “Grant Date” means the date on which the Committee authorizes an individual Award, or such later date as shall be designated by the Committee.

(q) “Incentive Stock Option” means an Option that is intended to meet the requirements of Section 422 of the Code and is designated as such in the Agreement evidencing the grant.

(r) “Nonqualified Stock Option” means an Option that is not an Incentive Stock Option.

(s) “Option” means either an Incentive Stock Option or a Nonqualified Stock Option.

(t) “Performance Award” means a performance award granted pursuant to Article IV.

(u) “Restricted Period” means the period of time during which Common Stock that is Restricted Stock or that is evidenced by a Restricted Stock Unit or Performance Award, is subject to transfer restrictions that make it nontransferable.

(v) “Restricted Stock” means Common Stock that is subject to a Restricted Period pursuant to Article III or Article IV.

(w) “Restricted Stock Unit” means a right granted pursuant to Article III to receive Restricted Stock or an equivalent value in cash pursuant to the terms of this Plan and the related Agreement.

1.4  Administration.  (a) The Plan shall be administered by the Committee, in accordance with Rule 16b-3 under the Exchange Act and Code Section 162(m), if applicable. The Committee, at any time and from time to time, subject to Sections 2.2 and 7.7, may grant Awards to such Employees and for such number of shares of Common Stock as it shall designate. The Committee shall interpret the Plan, prescribe, amend, and rescind rules and regulations relating to the Plan, and make all other determinations necessary or advisable for its administration. The decision of the Committee on any question concerning the interpretation of the Plan or its administration with respect to any Award granted under the Plan shall be final and binding upon all Participants. Notwithstanding the foregoing, the Committee shall not waive any restrictions on a Code Section 162(m) Performance Award, and award of Restricted Stock or an award of a Restricted Stock Unit.

(b) To the extent permitted by applicable law, the Committee may delegate to one or more officers or managers of the Company or a committee of such officers or managers, the authority, subject to such terms and limitations as the Committee shall determine, to grant Awards to, or to cancel, modify, waive rights with respect to, alter, discontinue or terminate Awards held by Participants who are not officers or directors of the Company for purposes of Section 16 of the Exchange Act.

1.5  Stock.  The total number of shares available for grants and awards under this Plan shall be One Million Five Hundred Thousand (1,500,000) shares of Class A Common Stock, of which up to Five Hundred Thousand (500,000) shares may be granted as Incentive Stock Options, and Five Hundred

Thousand (500,000) shares of Class B Common Stock, none of which may be granted as Incentive Stock Options. Shares subject to any portion of a terminated, forfeited, cancelled or expired Award granted hereunder may again be subjected to grants and awards under the Plan as of the date of such termination, forfeiture, cancellation or expiration. The amounts in this Section 1.5 shall be adjusted, as applicable, in accordance with Article VI. If an Award is cancelled, any shares relating to the cancelled Award shall be counted towards this overall Plan limitation.

1.6  Individual Participant Limitations.  Subject to adjustment as provided in Article VI, no Participant in any one fiscal year of the Company may be granted (a) Options; (b) shares of Restricted Stock or shares evidenced by Restricted Stock Units that are denominated in shares of Common Stock; or (c) Performance Awards that are denominated in shares of Common Stock with respect to more than 300,000 shares in the aggregate. The maximum dollar value payable to any Participant in any one fiscal year of the Company with respect to Restricted Stock Units or Performance Awards that are valued in property other than Common Stock is the lesser of $1,000,000 or three times the Participant’s base salary for the fiscal year. If an Award is cancelled, the cancelled Award shall continue to be counted towards the applicable annual limitations.

II. STOCK OPTIONS

2.1  Grant of Options.  The Committee may grant Options to Participants and, to the extent Options are granted, shall determine the general terms and conditions of exercise, including any applicable vesting or performance requirements, which shall be set forth in a Participant’s Agreement. The Committee may designate any Option granted as either an Incentive Stock Option or a Nonqualified Stock Option, or the Committee may designate a portion of an Option as an Incentive Stock Option and the remainder as a Nonqualified Stock Option. An Option shall expire no later than the close of business on the tenth anniversary of the Grant Date. Any Participant may hold more than one Award under the Plan and any other plan of the Company. The Committee shall determine the per share exercise price for each Option granted under the Plan, but no Option shall be granted with an exercise price below 100% of the Fair Market Value of Common Stock on the Grant Date. The Committee may, in its discretion, accelerate a Participant’s right to exercise an Option.

2.2  Incentive Stock Options.  Any Option intended to constitute an Incentive Stock Option shall only be granted to an Employee and the terms of any Incentive Stock Option granted under this Plan shall comply in all respects with the provisions of Section 422 of the Code, or any successor provision thereto, and any regulations promulgated thereunder. Subject to the terms of this Plan, the Committee may impose such conditions or restrictions on any Option as it deems appropriate.

2.3  Payment for Option Shares.  The purchase price for shares of Common Stock to be acquired upon exercise of an Option granted hereunder shall be paid (a) in cash or by personal check, bank draft or money order at the time of exercise; (b) if agreed to by the Company in its sole discretion, (i) by tendering shares of Common Stock that have been held at least six months, which are freely owned and held by the Participant independent of any restrictions, hypothecations or other encumbrances, duly endorsed for transfer (or with duly executed stock powers attached) and/or (ii) by the Company purchasing that number of shares of common stock subject to Option sufficient to pay the exercise price (which if this cashless method is selected would reduce thereby the number of shares to be delivered to Participant in connection with the exercise of the Option); (c) or in any combination of the above. If shares of Common Stock are tendered in payment of all or part of the exercise price, or if Option shares are purchased by the Company, they shall be valued for such purpose at their Fair Market Value on the date of exercise. The purchase price may also be paid by using the Cashless Exercise Procedure if the relevant agreement between the Company and the Participant’s broker referred to in the definition of such term has been executed by the Company and such broker.

III. RESTRICTED STOCK AND RESTRICTED STOCK UNITS

3.1  Terms of Restricted Stock and Restricted Stock Units.  The Committee shall have the authority to grant Restricted Stock Awards and Restricted Stock Units to such Participants and for such number of shares of Common Stock as it shall designate. Awards of Restricted Stock and Restricted Stock Units shall be evidenced by an Agreement that shall specify the terms thereof, including the Restricted Period, the number of shares of Common Stock subject to the Award or Unit, and such other provisions as the Committee shall determine. In determining to grant shares of Restricted Stock or shares subject to Restricted Stock Units to a Participant, the Committee may (but is not required to) base its determination upon the Participant’s having attained specified performance objectives (or combination thereof) during a specified performance period, as measured by any or all of the following, which may be specified on a consolidated, same station, pro forma, per share and/or segment basis: (i) earnings (as measured by net income, operating income, operating income before interest, EBIT, EBITA, EBITDA, pre-tax income, or cash earnings, or earnings as adjusted by excluding one or more components of earnings); (ii) revenue (as measured by operating revenue or net operating revenue); (iii) cash flow; (iv) free cash flow; (v) broadcast cash flow, margins and/or margin growth; (vi) earnings and/or revenue growth; (vii) working capital; (viii) market capitalization; (ix) market revenue performance; (x) achievement and/or maintenance of target stock prices; (xi) stock price growth; (xii) return on equity; (xiii) return on investment; (xiv) return on assets/net assets; and (xv) station market ratings.

3.2  Transferability.  Except as provided in this Article III of the Plan, shares of Restricted Stock or shares of Common Stock subject to a Restricted Stock Unit may not be transferred, pledged, assigned, or otherwise alienated or hypothecated until the termination of (a) the applicable Restricted Period or for such period of time as shall be established by the Committee and specified in the applicable Agreement, or (b) upon the earlier satisfaction of other conditions as specified by the Committee and set forth in the applicable Agreement. Prior to the end of the Restricted Period, all rights with respect to the Restricted Stock or Common Stock subject to a Restricted Stock Unit shall be exercisable during the Participant’s lifetime only by the Participant or the Participant’s legal representative.

3.3  Other Restrictions.  The Restricted Period may differ among Participants and may have different expiration dates with respect to portions of shares covered by the same Award. Subject to the terms of this Plan, Awards of Restricted Stock and Restricted Stock Units shall have such restrictions as the Committee may impose (including, without limitation, limitations on the right to vote Restricted Stock or the right to receive any dividend or other right or property), which restrictions may lapse separately or in combination at such time or times, in installments or otherwise. Unless the Committee shall otherwise determine, any shares or other securities distributed with respect to Restricted Stock or which a Participant is otherwise entitled to receive by reason of such Shares shall be subject to the restrictions contained in the applicable Agreement. Subject to the aforementioned restrictions and the provisions of this Plan, Participants shall have all of the rights of a stockholder with respect to shares of Restricted Stock and shares subject to a Restricted Stock Unit.

3.4  Certificate Legend.  In addition to any legends placed on certificates pursuant to Section 3.3 or Article IV, any certificate representing shares of Restricted Stock or shares of Common Stock subject to a Restricted Stock Unit shall bear the following legend:

The sale or other transfer of the shares of stock represented by this certificate, whether voluntary, involuntary or by operation of law, is subject to certain restrictions on transfer set forth in the Saga

Communications, Inc. 2005 Incentive Compensation Plan (the “Plan”), rules and administrative guidelines adopted pursuant to such Plan and an Agreement dated          . A copy of the Plan, such rules and such Agreement may be obtained from the Secretary of the Company.

3.5  Removal of Restrictions.  Except as otherwise provided under this Plan, if the Restricted Period has elapsed or been waived by the Committee with respect to all or a portion of the Restricted Stock represented by a certificate, the holder thereof shall be entitled to have the legend required by Section 3.4 removed from such stock certificate with respect to the shares as to which the Restricted Period has elapsed. Any certificate evidencing the remaining shares shall bear the legend required by Section 3.4 and Article IV. The Company shall have the right to retain any certificate representing shares of Restricted Stock or shares subject to a Restricted Stock Unit until such time as all conditions and/or restrictions applicable to such shares of Common Stock have been satisfied.

IV. PERFORMANCE AWARDS

4.1  Performance Awards.  The Committee is authorized to grant Performance Awards to eligible Participants. Subject to the terms of the Plan, a Performance Award granted under the Plan (a) may be denominated or payable in cash or shares of Common Stock (including, without limitation, Restricted Stock) or Restricted Stock Units, and (b) shall confer on the holder thereof rights valued as determined by the Committee and payable to, or exercisable by, the holder of the Performance Award, in whole or in part, upon the achievement of such performance goals during such performance period, as the Committee shall establish. Subject to the terms of this Plan, the performance goals to be achieved during any performance period, the length of any performance period, the amount of any Performance Award granted, the amount of any payment or transfer to be made pursuant to any Performance Award, and the other terms and conditions of any Performance Award, including the effect upon such Award of termination of the Participant’s employment and/or directorship, shall be determined by the Committee.

4.2  Performance Awards Granted Under Code Section 162(m).  The Committee, at its discretion, may designate certain Performance Awards as granted pursuant to Code Section 162(m) (“Code Section 162(m) Performance Awards”). Such Performance Awards must comply with the following additional requirements, which override any other provision set forth in this Article IV:

(a) Code Section 162(m) Grants.  Each Code Section 162(m) Performance Award shall be based upon pre-established, objective performance goals that are intended to satisfy the performance-based compensation requirements of Code Section 162(m) and the regulations promulgated thereunder. Further, at the discretion of the Committee, a Performance Award also may be subject to goals and restrictions in addition to the performance requirements.

(b) Performance Goals.  Each Code Section 162(m) Performance Award shall be based upon the attainment of specified levels of Company or subsidiary performance (or combination thereof) during a specified performance period, as measured by any or all of the following, which may be specified on a consolidated, same station, pro forma, per share and/or segment basis: (i) earnings (as measured by net income, operating income, operating income before interest, EBIT, EBITA, EBITDA, pre-tax income, or cash earnings, or earnings as adjusted by excluding one or more components of earnings); (ii) revenue (as measured by operating revenue or net operating revenue); (iii) cash flow; (iv) free cash flow; (v) broadcast cash flow, margins and/or margin growth; (vi) earnings and/or revenue growth; (vii) working capital; (viii) market capitalization; (ix) market revenue performance; (x) achievement and/or maintenance of target stock prices; (xi) stock price growth; (xii) return on equity; (xiii) return on investment; (xiv) return on assets/net assets; and (xv) station market ratings.

(c) Committee Determinations.  For each designated performance period, the Committee shall (i) select those Employees who shall be eligible to receive a Code Section 162(m) Performance Award; (ii) determine the performance period, which may be from one to five years; (iii) determine the target levels of Company or subsidiary performance; and (iv) determine the Performance Award to be paid to each selected Employee. The Committee shall make the foregoing determinations prior to the commencement of services to which a Performance Award relates (or within the permissible time period established under Code Section 162(m)) and while the outcome of the performance goals and targets is uncertain.

(d) Committee Certification.  For each performance period, the Committee shall certify, in writing: (i) if the Company or its subsidiary(ies) (as applicable) has attained the performance targets; and (ii) the cash or number of shares (or combination thereof) pursuant to the Performance Award that shall be paid to each selected Employee (or the number of shares that are to become freely transferable, if a Performance Award is granted subject to attainment of the designated performance goals). The Committee may not waive all or part of the conditions, goals and restrictions applicable to the receipt of full or partial payment of a Performance Award. No part of a Performance Award shall be paid or become transferable until the Committee certifies in writing that the performance goals and restrictions have been satisfied.

(e) Non-Alienation.  Except as provided in this Article IV of the Plan, the shares pursuant to a Code Section 162(m) Performance Award granted hereunder may not be transferred, pledged, assigned, or otherwise alienated or hypothecated until the applicable performance targets and other restrictions are satisfied, as shall be certified in writing by the Committee. All rights with respect to a Code Section 162(m) Performance Award granted hereunder shall apply only to such Employee or the Employee’s legal representative.

(f) Removal of Legend.  Except as otherwise provided in this Article IV of the Plan, and subject to applicable federal and state securities laws, shares covered by each Code Section 162(m) Performance Share Award made under the Plan shall become freely transferable by the Employee after the Committee has certified that the applicable performance targets and restrictions have been satisfied. Once the shares are released from the restrictions, the Employee shall be entitled to have the legend required by Section 3.4 removed from the applicable Common Stock certificate.

V. TERMINATION OF EMPLOYMENT AND SERVICES

5.1  Options.

(a) Unless otherwise provided in the applicable Agreement, if, prior to the date that an Option first becomes exercisable, a Participant’s status as an Employee is terminated for any reason, the Participant’s right to exercise an Option shall terminate and all rights thereunder shall cease as of the close of business on the date of such termination.

(b) For any Nonqualified Stock Option unless otherwise provided in the applicable Agreement and for any Incentive Stock Option, if, on or after the date that the Option first becomes exercisable, a Participant’s status as an Employee is terminated (1) for Cause, any unexercised portion of the Option (whether then exercisable or not) shall, as of the time of the Cause determination, immediately terminate, (2) due to death or Disability, then the Option, to the extent that it is exercisable on the date of termination, shall be exercisable only until the earlier of the one year anniversary of such termination or the “expiration date” set forth in the applicable Agreement, (3) for any other reason (except as provided in the next sentence), then the Option, to the extent that it is exercisable on the date of termination, shall be exercisable only until the earlier of the three month anniversary of such termination or the “expiration date” set forth in the applicable Agreement. For any Nonqualified Stock Option, unless otherwise provided in the applicable Agreement, if, on or after the date that the Option first becomes exercisable, a Participant’s status as an Employee is terminated due to retirement, or is terminated involuntarily (other than for Cause or due to death or Disability) within 6 months following a Change in Control, then the Option, to the extent that it is exercisable on the date of termination, shall be exercisable until the “expiration date” set forth in the applicable Agreement. The Committee, at its discretion, may designate in the applicable Agreement a different post-termination period for exercise of a Nonqualified Stock Option and may extend the exercise period of any Option, but in no event may the post-termination exercise period exceed the tenth anniversary of the Grant Date; it being understood that the extension of the exercise term for an Incentive Stock Option may cause such Option to become a Nonqualified Stock Option.

(c) Shares subject to Options that are not exercised within the time allotted for exercise shall expire and be forfeited by the Participant as of the close of business on the date they are no longer exercisable.

5.2  Restricted Stock and Restricted Stock Units.  Unless otherwise provided in the applicable Agreement, if the status as an Employee of a Participant holding a Restricted Stock or Restricted Stock Unit terminates for any reason prior to the lapse of the Restricted Period, any shares of Common Stock subject to a Restricted Stock Award or Restricted Stock Unit as to which the Restricted Period has not yet lapsed or been waived shall be forfeited by the Participant; provided, however, that the Committee, in its sole discretion, may waive or change the remaining restrictions or add additional restrictions with respect to any Restricted Stock Award or Restricted Stock Unit that would otherwise be forfeited, as it deems appropriate.

5.3  Performance Awards.  Unless otherwise provided in the applicable Agreement, if the status as an Employee of a Participant holding a Performance Award terminates for any reason prior to satisfaction of the performance requirements of such Award, such Award automatically shall be forfeited by the Participant to the extent such requirements are not satisfied; provided, however, that the Committee, in its sole discretion, may waive or change the remaining requirements or add additional requirements with respect to any Performance Award or portion thereof that would otherwise be forfeited, as it deems appropriate.

5.4  Other Provisions.  Neither the transfer of a Participant from one corporation or subsidiary to another corporation or subsidiary among the Company nor a leave of absence under the Company’s leave policy shall be deemed to constitute a termination of status as a Participant for purposes of the Plan.

VI. ADJUSTMENTS AND CHANGE IN CONTROL

6.1  Adjustments.

(a) If the Committee shall determine that any dividend or other distribution (whether in the form of cash, Common Stock, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Common Stock or other securities of the Company, issuance of warrants or other rights to purchase Common Stock or other securities of the Company, or other corporate transaction or event affects the Common Stock such that an adjustment is appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Committee shall, in such manner as it may deem equitable, adjust any or all of (1) the number and type of shares of Common Stock which thereafter may be made the subject of Awards, (2) the number and type of shares of Common Stock subject to outstanding Awards, and (3) the exercise price with respect to any Option, or, if deemed appropriate, cancel outstanding Options and make provision for a cash payment to the holders thereof; provided, however, in each case, that with respect to Incentive Stock Options any such adjustment shall be made in accordance with Section 422 of the Code or any successor provision thereto to the extent that such Option is intended to remain an Incentive Stock Option.

(b) The foregoing adjustments shall be made by the Committee or, if such adjustment is required by the Board, then by the Board at the recommendation of the Committee. Any such adjustment shall provide for the elimination of any fractional share that might otherwise become subject to an Award.

6.2  Change in Control.  Upon the occurrence of a Change in Control, or if the Committee determines in its sole discretion that a Change in Control has occurred, then Awards shall be treated as the Committee may determine (including acceleration of vesting and cash settlements of Options) at the time of grant or at a subsequent date, as provided in the recipient’s Agreement. If no such provision is made in the recipient’s Agreement and no subsequent determination is made by the Committee, then (a) any Option granted hereunder immediately shall become exercisable in full, regardless of any installment provision applicable to such Option; (b) any remaining Restricted Period on any shares of Restricted Stock or shares subject to a Restricted Stock Unit granted hereunder immediately shall lapse; and (c) the performance requirements for a Performance Award granted hereunder shall be deemed to have been satisfied in full.

6.3  Merger.  If the Company is a party to any merger, consolidation, reorganization, or sale of substantially all of its assets, each holder of an outstanding Award, to the extent that such Award remains outstanding thereafter, shall be entitled to receive, in lieu of the shares of Common Stock to which such holder would otherwise be entitled, upon the exercise of such Option or the lapse of the Restricted Period on shares of Restricted Stock or shares subject to a Restricted Stock Unit or the satisfaction of the performance requirements for a Performance Award, the securities and/or property which a stockholder owning the number of shares subject to the holder’s Award would be entitled to receive pursuant to such merger, consolidation, reorganization or sale of assets.

VII. MISCELLANEOUS

7.1  Partial Exercise/Fractional Shares.  The Committee may permit, and shall establish procedures for, the partial exercise of Options granted under the Plan. No fractional shares shall be issued in connection with the exercise or payment of a grant or award under the Plan; instead, the Fair Market Value of the fractional shares shall be paid in cash, or at the discretion of the Committee, the number of shares shall be rounded down to the nearest whole number of shares, and any fractional shares shall be disregarded.

7.2  Rule 16b-3 Requirements.  Notwithstanding any other provision of the Plan, the Committee may impose such conditions on Restricted Stock, shares subject to a Restricted Stock Unit or Performance Award or the exercise of an Option (including, without limitation, the right of the Committee to limit the time of exercise to specified periods) as may be required to satisfy the requirements of Rule 16b-3 of the Exchange Act (as such rule may be in effect at such time).

7.3  Rights Prior to Issuance of Shares.  No Participant shall have any rights as a stockholder with respect to shares covered by an Award until the issuance of such shares as reflected on the books and records of the Company or its transfer agent. No adjustment shall be made for dividends or other rights with respect to such shares for which the record date is prior to the date the shares are issued.

7.4  Non-Assignability.  No Award shall be transferable by a Participant except by will or the laws of descent and distribution. During the lifetime of a Participant, an Incentive Stock Option shall be exercised only by the Participant. No transfer of an Award shall be effective to bind the Company unless the Company shall have been furnished with written notice thereof and a copy of the will or such evidence as the Company may deem necessary to establish the validity of the transfer and the acceptance by the transferee of the terms and conditions of the Award.

7.5  Securities Laws.

(a) The Company’s obligation to sell and deliver Common Stock pursuant to the exercise of an Option, or deliver a certificate representing shares of Restricted Stock or shares issuable pursuant to a Restricted Stock Unit or Performance Award, is subject to such compliance with federal and state laws, rules and regulations applying to the authorization, issuance or sale of securities as the Company deems necessary or advisable. The Company shall not be required to sell or deliver Common Stock unless and until it receives satisfactory assurance that the issuance or transfer of such shares shall not violate any of the provisions of the Securities Act of 1933, the Exchange Act, any other applicable federal laws, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder or those of any stock exchange or stock market on which the Class A Common Stock may be listed or traded, the provisions of any state laws governing the sale of securities, or that there has been compliance with the provisions of such acts, rules, regulations and laws.

(b) The Committee may impose such restrictions on any shares of Common Stock subject to or underlying an Award as it may deem advisable, including, without limitation, restrictions (i) under applicable federal securities laws, (ii) under the requirements of any stock exchange or other recognized trading market upon which the shares of Class A Common Stock are then listed or traded, or (iii) under any blue sky or state securities laws applicable to such shares of Common Stock. No shares shall be issued until counsel for the Company has determined that the Company has complied with all requirements under appropriate securities laws.

7.6  Withholding and Taxes.  The Company shall have the right to withhold from a Participant’s compensation or require a Participant to remit sufficient funds to satisfy applicable withholding for income and employment taxes upon the exercise of an Option, the lapse (vesting) of a Restricted Period or the satisfaction of the performance requirements relating to a Performance Award. A Participant (a) may use the Cashless Exercise Procedure; or (b) if agreed to by the Company in its sole discretion, (i) may tender previously acquired shares of Common Stock that have been held at least six months to satisfy the withholding obligation and/or (ii) may have the Company purchase a sufficient number of Option shares or shares of vested Restricted Stock, such tendered shares, Option shares or shares of vested Restricted Stock being valued for such purpose at Fair Market Value; provided that subject to Section 2.3, the Company shall not withhold more Option shares or shares of vested Restricted Stock than are necessary to satisfy the established requirements of federal, state and local tax withholding obligations. To the extent the Company purchases the Option shares or the shares of the vested Restricted Stock to cover the withholding tax, this cashless method would reduce thereby the number of shares to be delivered to Participant in connection with the exercise of the Option or the vesting of the Restricted Stock, as applicable.

7.7  Termination and Amendment.

(a) The Board may terminate this Plan, or the granting of Awards under this Plan, at any time. No new grants or Awards shall be made under the Plan after March 10, 2015.

(b) The Board may amend or modify the Plan at any time and from time to time, but no amendment or modification, without the approval of the stockholders of the Company, shall (i) materially increase the benefits accruing to Participants under the Plan; (ii) increase the amount of Common Stock for which Awards may be made under the Plan, except as permitted under Section 1.5 and Article VI; (iii) change the provisions relating to the eligibility of individuals to whom Awards may be made under the Plan; or

(iv) permit the repricing of Options, except in accordance with Article VI. In addition, if the Company’s Common Stock is listed on the NYSE or another stock exchange or stock market, the Board may not amend the Plan in a manner requiring approval of the stockholders of the Company under the rules of the NYSE or such other stock exchange or stock market, without obtaining the approval of the stockholders.

(c) No amendment, modification or termination of the Plan shall adversely affect any Award previously granted under the Plan in any material way without the consent of the Participant holding the Award, except as set forth in any Agreement relating to an Award, or to bring the Plan or an Award into compliance with Code Section 409A.

APPENDIX B

CHIEF EXECUTIVE OFFICER
ANNUAL INCENTIVE PLAN
OF
SAGA COMMUNICATIONS, INC.
(Originally effective as of January 1, 2000 and
as amended effective as of January 1, 2005)

CHIEF EXECUTIVE OFFICER

ANNUAL INCENTIVE PLAN
OF
SAGA COMMUNICATIONS, INC.

ARTICLE I

PURPOSE

1.1.  Establishment and Purpose.  Saga Communications, Inc. (the “Company”) hereby establishes the Chief Executive Officer Annual Incentive Plan of Saga Communications (the “Plan”), originally effective as of January 1, 2000, and amended effective as of January 1, 2005. The purpose of the Plan is to further the interests of the Company’s shareholders by establishing and providing performance-based incentives to the Chief Executive Officer of the Company.

1.2.  Applicability of Plan.  The provisions of this Plan are applicable only to the Chief Executive Officer of the Company.

ARTICLE II

DEFINITIONS

2.1  Definitions.  Wherever used in the Plan, the following words and phrases shall have the meaning set forth below, unless the context plainly requires a different meaning:

(a) ‘‘Administrator” means the Compensation Committee.

(b) ‘‘Beneficiary” means the person or persons designated by the Chief Executive Officer in accordance with Section 6.7.

(c) “Board” means the Board of Directors of the Company.

(d) ‘‘Cause” means “for cause” as defined in paragraph 11 of the employment agreement entered into by the Chief Executive Officer and the Company; provided, however, that “Cause” shall not exist unless the notice and potential redress process described in such employment agreement have been completed.

(e) ‘‘Code” means the Internal Revenue Code of 1986, as amended from time to time.

(f) ‘‘Committee” means the Compensation Committee, and with respect to the administration of the Plan, whose members shall satisfy the definition of “outside directors” as identified in Code Section 162(m)(4)(C) and as defined in Treasury Regulation §1 62-27(e)(3).

(g) ‘‘Company” means Saga Communications, Inc.

(h) ‘‘Disability” means “disability” as that term is described in paragraph 10 of the employment agreement entered into by the Chief Executive Officer and the Company.

(i) ‘‘Effective Date” means January 1, 2000.

(j) ‘‘Fiscal Year” means the 12-month period beginning January 1 and ending on the following December 31st.

(k) ‘‘Incentive Award” means the amount payable pursuant to the Plan with respect to a Fiscal Year, based on the level of achievement of the Performance Goals established for the Performance Measures selected by the Committee for such Fiscal Year.

(l) ‘‘Performance Goal” means, with respect to a specific Performance Measure, the level at which credit will be given to the Chief Executive Officer for purposes of determining a payment from the Plan for a Fiscal Year.

(m) ‘‘Performance Measure” means each measure identified in Section 4.1.

(n) ‘‘Plan” means. the Chief Executive Officer Annual Incentive Plan of Saga Communications, Inc., and any amendment thereto.

(o) ‘‘Retirement” means “retirement” as such or similar term is defined in the qualified defined contribution plan sponsored by the Company.

ARTICLE III

ADMINISTRATION

3.1  General.  The Administrator shall be the Committee, or such other person or persons designated by the Board. Except as otherwise specifically provided in the Plan, the Administrator shall be responsible for the administration of the Plan.

3.2  Administrative Rules.  The Administrator may adopt such rules of procedure as it deems desirable for the conduct of its affairs, except to the extent that such rules conflict with the provisions of the Plan.

3.3  Duties.  The Administrator shall have the, following rights, powers and duties:

(a) The decision of the Administrator in matters within its jurisdiction shall be final, binding and conclusive upon the Chief Executive Officer and upon any other person affected by such decision, subject to the claims procedure hereinafter set forth.

(b) The Administrator shall have the duty and authority to interpret and construe the provisions of the Plan, to decide any question which may arise regarding the rights of the Chief Executive Officer and his beneficiary(ies), and the amounts of their respective interests, to adopt such rules and to exercise such powers as the Administrator may deem necessary for the administration of the Plan, and to exercise any other rights, powers or privileges granted to the Administrator by the terms of the Plan.

(c) The Administrator shall have the authority to appoint individuals, including employees of the Company, to provide appropriate support and day-to-day administration and advice to the Administrator in the fulfillment of the duties of the Administrator.

(d) The Administrator shall maintain full and complete (records of its decisions. Its records shall contain all relevant data pertaining to the Chief Executive Officer and his rights and duties under the Plan. The Administrator shall have the duty to maintain Account records of the participant in the Plan.

(e) The Administrator shall periodically report to the Board with respect to the status of the Plan.

3.4  Fees.  No fee or compensation shall be paid to any person for services as the Administrator. No individual who is an employee of the Company and is appointed by the Administrator pursuant to

Section 3.3(c) shall receive additional compensation in fulfilling the duties assigned to that individual. Any non-employee of the Company who provides services to the Administrator pursuant to Section 3.3(c) shall receive fees for such services as negotiated by and between the Company and such non-employee.

ARTICLE IV

PERFORMANCE MEASURES AND GOALS

4.1  Performance Measures.  The Committee shall select, for each Fiscal Year for which the Committee determines that the Chief Executive Officer shall have the opportunity to achieve an Incentive Award, the Performance Measure or Measures by which such Incentive Award shall be determined. The Performance Measures from which the Committee may select include any or all of the following, which may be specified on a consolidated, same station, pro forma, per share and/or segment basis: (i) earnings (as measured by net income, operating income, operating income before interest, EBIT, EBITA, EBITDA, pre-tax income, or cash earnings, or earnings as adjusted by excluding one or more components of earnings); (ii) revenue (as measured by operating revenue or net operating revenue); (iii) cash flow; (iv) free cash flow; (v) broadcast cash flow, margins and/or margin growth; (vi) earnings and/or revenue growth; (vii) working capital (viii) market capitalization; (ix) market revenue performance; (x) achievement and/or maintenance of target stock prices; (xi) stock price growth; (xii) return on equity; (xiii) return on investment; (xiv) return on assets/net assets; and (xv) station market ratings.

4.2  Performance Goals.  The Committee shall assign, for each Fiscal Year for which the Committee determines that the Chief Executive Officer shall have the opportunity to achieve an Incentive Award, the specific goal that must be achieved for each Performance Measure.

4.3  Combination of Performance Measures and Performance Goals.  The Committee shall determine in writing the combination of Performance Measures, their respective Performance Goals, and the weighting to be assigned to each Performance Measure, in determining the level of performance that must be achieved for the Chief Executive Officer to receive an Incentive Award for a specific Fiscal Year. The Committee shall make reasonable efforts to satisfy the requirements of this Section 4.3 within ninety (90) day after the beginning of the Fiscal Year to which the Performance Measures and Goals relate; provided, however, that if the Committee satisfies the requirement of this Section 4.3 after such ninety (90) day period, the provisions of this Plan shall continue to apply with respect to the determination of the Incentive Award for such Fiscal Year.

4.4  Establishment of a Corporate Performance Trigger.  The Committee in satisfying the provisions of this Article IV with respect to any Fiscal Year shall establish a Performance Measure and related Goal (or combination of Measures and related Goals) that must be satisfied prior to determining whether any Incentive Award is to be payable for such Fiscal Year, which shall be set forth in writing in the manner described in Section 4.3.

ARTICLE V

INCENTIVE AWARDS

5.1  Establishing Potential Incentive Award Opportunities.  The Committee shall establish, at the same time as the Performance Measures and Goals are established as described in Article IV with respect to a specific Fiscal Year, the following items:

(a) The amount of Incentive Award which will be paid if the applicable Performance Goal (or combination of Goals) is achieved;

(b) The minimum level of Performance Goal (or combination of Performance Goals) achievement which must occur for any Incentive Award to be paid, and the amount that would be paid for such level of achievement; and

(c) The maximum amount of any Incentive Award which will be paid with respect to achieving a Performance Goal (or combination of Performance Goals), and the amount that would be paid for such level of achievement;

provided, however, that the maximum Incentive Award for any Fiscal Year cannot exceed five hundred percent (500%) of annual base salary payable for such year.

These items shall be set forth in writing consistent with the provisions of Section 4.3.

5.2  Determining Actual Incentive Award.  The Committee shall determine whether any Incentive Award is payable for a Fiscal Year, based on a determination of the actual results relating to the Performance Goals and Measures selected for that Fiscal Year. The Committee may rely on any such information, including but not limited to the financial statements developed with respect to such Fiscal Year, in making such determination. For purposes of making the determination under this Section 5.2, the Committee shall use its best judgment in applying any actual corporate result that is not equal to the specific Goal (or combination of Goals) established for a Performance Measure, but which otherwise would result in an Incentive Award being payable.

The Committee shall have the authority, once such determination is made, to decrease any Incentive Award otherwise payable for a Fiscal Year, but in no event shall the Committee have the authority to increase any such Incentive Award. In making this determination, the Committee may take into account events, including but not limited to changes in corporate structure or accounting procedures, that occur during a Fiscal Year which, in the judgment of the Committee, makes comparison of actual corporate performance with a Performance Goal (or Goals) impossible or inconsistent with the objectives of the Company and the Plan.

The Committee shall set forth in writing the determination required under this Section 5.2.

5.3  Authorizing Payment of Incentive Award.  The Committee shall authorize payment of any Incentive Award for a Fiscal Year after or commensurate with the determination under Section 5.2. Notwithstanding the foregoing, if the Chief Executive Officer separates from employment with the Company on account of death or Disability, or as a result of Retirement, during a Fiscal Year for which the Committee had previously determined that an Incentive Award could be ’earned by the Chief Executive Officer, the Committee shall authorize payment of any Incentive Award that is determined to be payable, reduced by a fraction, the numerator of which is the number of whole months (rounding to the nearest whole month based on the number of days actually employed in the month the separation occurs) in which the separation from employment occurs, and the denominator of which is twelve (12).

5.4  Form of Payment of Incentive Award.  Unless otherwise determined by the Committee, the Chief Executive Officer shall receive the Incentive Award for a Fiscal Year in one or more lump sum cash payments within a reasonable period of time after the determination described in Sections 5.2 and 5.3 with respect to such Incentive Award. The Chief Executive Officer may elect to defer payment of all or any part of an Incentive Award by complying with such procedures as the Committee may prescribe.

ARTICLE VI

MISCELLANEOUS PROVISIONS

6.1  Term of Plan.  The Plan shall be effective as of the Effective Date, and shall continue in effect until terminated pursuant to Section 6.3.

6.2  Amendment.  The Company reserves the right to amend the Plan in any manner that it deems advisable by a resolution of the Committee; provided, however, that (a) any such amendment, to the extent determined necessary by the Committee, shall be subject to approval by Company shareholders consistent with the requirements of Code Section 162(m) and the regulations thereunder, and (b) no amendment may adversely affect outstanding awards without the consent of the Chief Executive Officer.

6.3  Termination.  The Company reserves the right to suspend or terminate the Plan at any time; provided, however, that no suspension or termination may adversely affect outstanding awards without the consent of the Chief Executive Officer.

6.4  No Assignment.  The Chief Executive Officer shall not have the power to pledge, transfer, assign, anticipate, mortgage or otherwise encumber or dispose of in advance any interest in amounts payable hereunder or any of the payments provided for herein, nor shall any interest in amounts payable hereunder or in any payments be subject to seizure for payments of any debts, judgments, alimony or separate maintenance, or be reached or transferred by operation of law in the event of bankruptcy, insolvency or otherwise.

6.5  No Implied Rights.  Neither the Chief Executive Officer nor any other individual shall have any rights and privileges with respect to any amounts that may become payable pursuant to the Plan.

6.6  Continued Employment Not Presumed.  Nothing in the Plan or any document describing it shall give any individual the right to continue in employment with the Company or. affect the right of the Company to terminate the employment of any such individual.

6.7  Designation of Beneficiary.  The Chief Executive Officer, by filing the prescribed form with the Committee, may designate one or more beneficiaries and successor beneficiaries who shall receive any Incentive Award determined payable, but not paid, in accordance with the terms of the Plan in the event of the Chief Executive Officer’s death. In the event the Chief Executive Officer does not file a form designating one or more beneficiaries, or no designated beneficiary survives the Chief Executive Officer, the amounts shall be paid to or for the benefit of the Chief Executive Officer’s estate.

6.8  Incapacity.  If any person to whom a benefit is payable under the Plan is an infant or if the Committee determines that any person to whom such benefit is payable is incompetent by reason of physical or mental disability, the Committee may cause the payments becoming due to such person to be made to another for his benefit. Payments made pursuant to this Section shall, as to such payment, operate as a complete discharge of the Plan, the Company, the Board and the Committee.

6.9  Successors and Assigns.  The provisions of the Plan are binding upon and inure to the benefit of the Company, its respective successors and assigns, and the Chief Executive Officer, his beneficiaries, heirs, legal representatives and assigns.

6.10  Governing Law.  The Plan shall be subject to and construed in accordance with the laws of the State of Michigan, unless otherwise pre-empted by federal law.

6.11  Severability.  If any provision of the Plan shall be held illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining provisions of the Plan, but the Plan shall be construed and enforced as if such illegal or invalid provision had never been included herein.

6.12  Notification of Addresses.  The Chief Executive Officer and each beneficiary shall file with the Committee, from time to time, in writing, the post office address of the Chief Executive Officer, the post office address of each beneficiary, and each change of post office address. Any communication, statement or notice addressed to the last post office address filed with the Committee (or if no such address was filed with the Committee, then to the last post office address of the Chief Executive Officer or beneficiary as shown on the Company’s records) shall be binding on the Chief Executive Officer and each beneficiary for all purposes of the Plan and neither the Committee nor the Company shall be obligated to search for or ascertain the whereabouts of any Chief Executive Officer or beneficiary.

6.13  Bonding.  The Committee and all agents and advisors employed by it shall not be required to be bonded.

IN WITNESS WHEREOF, the Committee has caused this Plan, as amended, to be adopted.

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.
We encourage you to take advantage of Internet or telephone voting.
Both are available 24 hours a day, 7 days a week.
Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to the shareholder meeting day.

INTERNET
http://www.proxyvoting.com/sga
Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.

OR

TELEPHONE
1-866-540-5760
Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.
Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.
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▼ FOLD AND DETACH HERE ▼

ANNUAL MEETING OF THE STOCKHOLDERS - SAGA COMMUNICATIONS, INC. - May 10, 2010

Please mark your votes as indicated in this example	☒

A Election of Directors

1. The Board of Directors recommends a vote FOR the listed nominees.				The Board of Directors recommends a vote FOR the following proposals.

Nominees:						FOR	AGAINST	ABSTAIN

01 Donald J. Alt 02 Brian W. Brady 03 Clarke R. Brown 04 Edward K. Christian 05 David B. Stephens 06 Gary Stevens	FOR ALL ☐	WITHHELD FOR ALL ☐	EXCEPTIONS* ☐	2.	To approve the Amended and Restated Saga Communications, Inc. 2005 Incentive Compensation Plan and the performance goals thereunder.	☐	☐	☐
						FOR	AGAINST	ABSTAIN
				3.	To re-approve the Chief Executive Officer Annual Incentive Plan.	☐	☐	☐
						FOR	AGAINST	ABSTAIN
(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box and write that nominee’s name in the space provided below.)				4.	To ratify the appointment of Ernst & Young LLP to serve as the independent registered public accounting firm for the fiscal year ending December 31, 2010.	☐	☐	☐
*Exceptions

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.
THANK YOU FOR VOTING

Mark Here for Address Change or Comments SEE REVERSE	☐

Signature	Signature	Date

Please sign exactly as name appears hereon. When shares are held in more than one name, including joint tenants, each party should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If the signer is a partnership, please sign full partnership name by duly authorized person.

Important Notice Regarding the Internet Availability of Proxy Materials
for the Annual Meeting of Stockholders to Be Held on May 10, 2010.
The Proxy Statement and the 2009 Annual Report to Stockholders are
available at: https://materials.proxyvote.com786598.

▼ FOLD AND DETACH HERE ▼

SAGA COMMUNICATIONS, INC.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
     The undersigned hereby appoints Edward K. Christian, Samuel D. Bush and Marcia K. Lobaito, or any one or more of them, attorneys with full power of substitution to each for and in the name of the undersigned, with all powers the undersigned would possess if personally present to vote the Class A Common Stock, $.01 par value, of the undersigned in Saga Communications, Inc. at the Annual Meeting of its Stockholders to be held May 10, 2010 or any adjournment thereof. This proxy when properly executed will be voted in the manner directed herein by the stockholder. If no direction is made, this proxy will be voted FOR the listed nominees in Proposal 1 and FOR Proposals 2, 3 and 4.
     THE BOARD OF DIRECTORS RECOMMENDS THAT YOU INSTRUCT THE PROXIES TO VOTE FOR ALL LISTED NOMINEES IN PROPOSAL 1 AND FOR PROPOSALS 2, 3 AND 4.
     Regardless of whether you plan to attend the Annual Meeting of Stockholders, you can be sure your shares are represented at the meeting by signing, dating and returning your proxy card in the enclosed envelope.

Address Change/Comments
(Mark the corresponding box on the reverse side)

       BNY MELLON SHAREOWNER SERVICES
       P.O. BOX 3550
       SOUTH HACKENSACK, NJ 07606-9250
    (Continued and to be marked, dated and signed, on the other side)
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